Exhibit 2.2
EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
DYMATIZE ENTERPRISES, LLC,
THE BLOCKER COMPANIES NAMED HEREIN,
THE SELLERS NAMED HEREIN,
TA ASSOCIATES MANAGEMENT, L.P.
(SOLELY IN ITS CAPACITY AS SELLERS’ REPRESENTATIVE),
POST ACQUISITION SUB III, LLC
and
POST HOLDINGS, INC.
____________________
Dated as of December 8, 2013

TABLE OF CONTENTS
Page

ARTICLE I SALE AND PURCHASE OF SECURITIES; CLOSING		2
1.1	Sale and Purchase of Purchased Securities	2
1.2	Closing Date	2
ARTICLE II CONSIDERATION; PURCHASE PRICE ADJUSTMENT; EARN-OUT		2
2.1	Closing Consideration	2
2.2	Payment of Closing Consideration	2
2.3	Purchase Price Adjustment	3
2.4	Earn-out	6
2.5	Escrow.	9
2.6	Tax Withholding.	9
2.7	Tax Treatment of Escrow Account.	10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
3.1	Organization and Good Standing	10
3.2	Authorization of Agreement	10
3.3	Conflicts; Consents of Third Parties	11
3.4	Capitalization	11
3.5	Subsidiaries	12
3.6	Financial Statements	13
3.7	Absence of Certain Developments	13
3.8	Taxes	14
3.9	Real Property	16
3.10	Tangible Personal Property; Condition and Sufficiency of Assets	18
3.11	Intellectual Property	19
3.12	Contracts and Agreements	20
3.13	Labor and Employment Matters	22
3.14	Employee Benefits Plans	23
3.15	Litigation	26
3.16	Compliance with Laws Other Than Laws Related to Product Liability and Regulatory Compliance; Permits	26
3.17	Environmental Matters	27
3.18	Insurance	27
3.19	Financial Advisors	28
3.20	Product Liability and Regulatory Compliance.	28
3.21	Affiliate Transactions	31
3.22	No Undisclosed Liabilities	31
3.23	Customers and Suppliers	31
3.24	Inventory	32
3.25	Accounts Receivable	32
3.26	No Other Representations or Warranties; Schedules	32

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BLOCKER COMPANIES		32
4.1	Organization and Good Standing	33
4.2	Authorization of Agreement	33
4.3	Conflicts; Consents of Third Parties	33
4.4	Capitalization	34
4.5	Ownership of the Blocker Company Securities	34
4.6	Litigation	34
4.7	Financial Advisors	34
4.8	Taxes	34
4.9	Assets, Liabilities and Business	36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		36
5.1	Authorization of Agreement	36
5.2	Conflicts; Consents of Third Parties	37
5.3	Organization and Good Standing	37
5.4	Capitalization	37
5.5	Litigation	38
5.6	Financial Advisors	38
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		38
6.1	Organization and Good Standing	38
6.2	Authorization of Agreement	38
6.3	Conflicts; Consents of Third Parties	39
6.4	Litigation	39
6.5	Investment Intention	39
6.6	Financial Advisors	39
6.7	Condition of the Business	39
6.8	Required Financing.	40
ARTICLE VII COVENANTS		40
7.1	Conduct of Business Prior to the Closing	40
7.2	Access to Information	43
7.3	Confidentiality	43
7.4	Regulatory and other Authorizations; Consents	43
7.5	Indemnification	44
7.6	Books and Records	46
7.7	Publicity	47
7.8	Employee Matters	47
7.9	Tax Matters	48
7.10	No Solicitations.	51
7.11	Title Commitments, Title Policies and Surveys.	51
7.12	Further Action.	52
7.13	Financing Cooperation.	52
7.14	Financial Statement Deliveries.	52
7.15	Confidential Information.	53

7.16	Lease Estoppels.	54
7.17	Physical Inventory.	54
7.18	Dymatize Equity Plan Member Releases.	54
7.19	Transaction Bonuses.	54
7.20	Company Employees.	54
7.21	Post Funding Obligation.	54
7.22	Supreme Seller Earn-out Information.	54
ARTICLE VIII CONDITIONS TO CLOSING		54
8.1	Conditions Precedent to Obligations of Each Party	54
8.2	Conditions Precedent to Obligations of the Purchaser	55
8.3	Conditions Precedent to Obligations of the Sellers, the Blocker Companies and the Company	56
ARTICLE IX INDEMNIFICATION		57
9.1	Survival	57
9.2	Indemnification of the Purchaser Indemnified Parties	57
9.3	Indemnification of the Seller Indemnified Parties	59
9.4	Limitations on Indemnification	59
9.5	Indemnification Procedures	61
9.6	Tax Treatment of Indemnity Payments	62
9.7	Exclusive Remedy	62
9.8	No Contribution	62
9.9	Independent Significance	63
ARTICLE X TERMINATION		63
10.1	Termination	63
10.2	Effect of Termination	63
ARTICLE XI SELLERS’ REPRESENTATIVE		64
11.1	Appointment	64
11.2	Authorization	64
11.3	Indemnification of Sellers’ Representative	65
11.4	Access to Information	65
11.5	Reasonable Reliance	65
11.6	Removal of Sellers’ Representative; Authority of Sellers’ Representative	65
11.7	Expenses	66
11.8	Irrevocable Appointment	66
ARTICLE XII DEFINITIONS		66
12.1	Certain Definitions	66
ARTICLE XIII MISCELLANEOUS		79
13.1	Payment of Sales, Use or Similar Taxes	79
13.2	Expenses	80
13.3	Submission to Jurisdiction; Consent to Service of Process	80
13.4	Entire Agreement; Amendment; Waiver	80

13.5	Governing Law	80
13.6	Notices	80
13.7	Severability	82
13.8	Binding Effect; Assignment	82
13.9	Release.	82
13.10	Non-Recourse	84
13.11	Counterparts	84
13.12	Other Definitional and Interpretive Matters	84
13.13	Specific Performance; Remedies	85

Appendices

Appendix I	TA Funds
Appendix II	Purchased Securities
Exhibits

Exhibit A	Accounting Principles and Net Working Capital Illustration
Exhibit B	Form of Dymatize Equity Plan Member Release
Exhibit C	Company Cost of Goods Sold
Exhibit D	Company Net Revenue
Exhibit E	Form of Waterfall Spreadsheet
Schedules

Schedule 3.3(a)	No Conflicts
Schedule 3.3(b)	Governmental Body Waiver and Filings
Schedule 3.3(c)	Material Contract Consents
Schedule 3.4(a)	Capitalization
Schedule 3.4(b)	Options, Warrants and Convertible Securities
Schedule 3.5	List of Subsidiaries
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	Non-GAAP Measures in Financial Statements
Schedule 3.7	Absence of Certain Developments
Schedule 3.8	Taxes
Schedule 3.8(c)	Filing Extensions
Schedule 3.8(g)	Liability for Taxes of Other Persons
Schedule 3.9(a)	Real Property
Schedule 3.9(b)	Title Exceptions
Schedule 3.10	Personal Property Leases
Schedule 3.11(a)	Owned Intellectual Property
Schedule 3.11(b)	Intellectual Property Licenses
Schedule 3.11(c)	Intellectual Property Infringement or Misappropriation
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Material Contracts Default
Schedule 3.13(a)	Employees; Compensation

Schedule 3.13(b)	Labor and Collective Bargaining Agreements
Schedule 3.13(c)	Strikes
Schedule 3.14(b)	Employee Benefit Plans
Schedule 3.14(c)	Company Pension Plans
Schedule 3.14(i)	Transaction Compensation
Schedule 3.15	Litigation
Schedule 3.16(b)	Permits
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.20(a)	Product Liability and Regulatory Compliance
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Undisclosed Liabilities
Schedule 3.23	Customers and Suppliers
Schedule 4.4(a)	Blocker Company Capitalization
Schedule 4.5	Ownership of Blocker Company Securities
Schedule 4.8(c)	Filing Extensions
Schedule 4.9	Blocker Company Liabilities
Schedule 5.4(a)	Ownership of Purchased Blocker Securities, Purchased Class C Units and Purchased Class D Units
Schedule 5.4(b)	Seller Voting Agreements
Schedule 6.3(a)	No Conflicts
Schedule 7.9(f)	Purchase Price Allocation Principles
Schedule 8.2(f)(ii)	Resignations of Directors, Managers and Officers

v

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT is entered into as of December 8, 2013 (the “Agreement”), by and among DYMATIZE ENTERPRISES, LLC, a Delaware limited liability company (the “Company”), TA/DEI-A ACQUISITION CORP., a Delaware corporation (“TA/DEI-A”), TA/DEI-B1 ACQUISITION CORP., a Delaware corporation (“TA/DEI-B1”) TA/DEI-B2 ACQUISITION CORP., a Delaware corporation (“TA/DEI-B2”), TA/DEI-B3 ACQUISITION CORP., a Delaware corporation (“TA/DEI-B3” and, together with TA/DEI-A, TA/DEI-B1 and TA/DEI-B2, the “Blocker Companies” and each a “Blocker Company”), each of the Persons identified as a “TA Fund” on Appendix I hereto (the “TA Funds” and each a “TA Fund”), IMPERIAL CAPITAL, LLC, a Delaware limited liability company (“Imperial”), DYMATIZE MANAGEMENT HOLDINGS, INC., a Delaware corporation (“Management Holdco”), DYMATIZE ENTERPRISES EQUITY PLAN, LLC, a Delaware limited liability company (“Dymatize Equity Plan” and, together with the TA Funds, Imperial and Management Holdco, the “Sellers”), TA Associates Management, L.P., solely in its capacity as Sellers’ Representative, POST ACQUISITION SUB III, LLC, a Delaware limited liability company (the “Purchaser”) and POST HOLDINGS, INC., a Missouri corporation (“Post”).
W I T N E S S E T H:
WHEREAS, (i) TA/DEI-A is the record owner of 6,268,894 Class A Units of the Company and (ii) TA/DEI-B1, TA/DEI-B2 and TA/DEI-B3 are collectively the record owners of 539,106 Class B Units of the Company (collectively, the “Blocker Company Securities”);
WHEREAS, (i) Management Holdco is the record owner of 2,550,638 Class C Units of the Company (the “Purchased Class C Units”) and (ii) Dymatize Equity Plan is the record owner of 601,086 Class D Units of the Company (the “Purchased Class D Units” and, together with the Purchased Class C Units, the “Purchased Company Securities”);
WHEREAS, the TA Funds and Imperial are collectively the record owners of all the issued and outstanding shares of stock of the Blocker Companies as specified on Appendix II hereto under the heading “Purchased Blocker Securities” (the “Purchased Blocker Securities” and, together with the Purchased Company Securities, the “Purchased Securities”);
WHEREAS, (i) the Blocker Company Securities and the Purchased Company Securities collectively represent all of the issued and outstanding units of the Company and (ii) the Purchased Securities collectively, directly and indirectly, represent 100% of the ownership interests of the Company;
WHEREAS, the Purchaser desires to purchase from the Sellers, the Company desires that the Purchaser purchases from the Sellers and the Sellers desire to sell to the Purchaser, all of the Purchased Securities on the terms and conditions specified herein; and
WHEREAS, the definitions of certain terms used herein are set forth in Section 12.1.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SECURITIES; CLOSING
1.1    Sale and Purchase of Purchased Securities. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Purchaser shall purchase the Purchased Securities from the Sellers for an aggregate cash amount equal to the Gross Purchase Price (payable and subject to adjustment as provided in Article II), and each Seller shall sell to the Purchaser the number of Purchased Securities set forth opposite such Seller’s name on Appendix II hereto for an amount (payable and subject to adjustment as provided in Article II) equal to the amount set forth opposite such Seller’s name in the Waterfall Spreadsheet under the heading “Purchase Price Allocable to Seller,” in each case, free and clear of any and all Liens (the “Transaction”).
1.2    Closing Date. The closing of the Transaction (the “Closing”) shall take place on the last Business Day of the month during which all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties provided, however, that in no event shall the Closing occur prior to January 31, 2014 (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 (or at such other place as the parties may designate in writing). The Closing shall be deemed to be effective at 11:59 p.m. Eastern time on the Closing Date.
ARTICLE II
CONSIDERATION; PURCHASE PRICE ADJUSTMENT; EARN-OUT
2.1    Closing Consideration. The aggregate purchase price to be paid by the Purchaser for the Purchased Securities on the Closing Date shall be an amount equal to $380,000,000 (the “Gross Purchase Price”), plus the Estimated Cash and Cash Equivalents, plus or minus the Estimated Closing Net Working Capital Adjustment Amount, minus the Estimated Indebtedness, minus the Estimated Transaction Expenses, minus the Blocker Company Indebtedness, minus the Sellers’ Representative Fund Amount, minus the Escrow Amount (the “Net Purchase Price”).
2.2    Payment of Closing Consideration. On the Closing Date, the Purchaser shall pay the following amounts by wire transfer of immediately available United States funds into the account or accounts designated by each of the following recipients prior to the Closing Date:
(a)    to the Persons entitled thereto (or to the Company for payment to the Persons entitled thereto), the amount of Estimated Indebtedness;
(b)    to the Persons entitled thereto (or to the Company for payment to the Persons entitled thereto), the amount of the Estimated Transaction Expenses;
(c)    to the Blocker Company Sellers, the amount of the Blocker Company Indebtedness;
(d)    to the Sellers’ Representative, the Sellers’ Representative Fund Amount;

(e)    to the Escrow Agent, the Escrow Amount; and
(f)    to the Sellers, an amount equal to the Net Purchase Price, paid in accordance with the Waterfall Spreadsheet.
The parties hereby agree that the Waterfall Spreadsheet shall govern the allocation amongst the Sellers (and shall not serve as a limitation as to the Purchaser’s rights under this Agreement) of any payments to or from the Sellers that are contemplated by this Agreement or any other Transaction Document in accordance with the priorities set forth in Section 5.1(b) of the Company Operating Agreement (as in effect on the date hereof). The parties further agree that the Sellers’ Representative shall be required to update the Waterfall Spreadsheet from time to time to reflect the allocation of any such payment and to promptly furnish any such update to the Purchaser. For the sake of clarity, the Waterfall Spreadsheet shall be used to allocate amongst the Sellers (i) any adjustment to the Net Purchase Price at the Closing, (ii) any Gross Purchase Price adjustment pursuant to Section 2.3(f), (iii) any Earn-out Amount pursuant to Section 2.4(g), (iv) any release of the Escrow Amount pursuant to Section 2.5(b) and (v) any Losses required to be indemnified by the Sellers in the aggregate pursuant to Article IX. For avoidance of doubt, the Purchaser shall have no responsibility for the accuracy of the Waterfall Spreadsheet and the payment of the Net Purchase Price by the Purchaser in accordance with the Waterfall Spreadsheet shall be deemed to satisfy the Purchaser’s obligation to each Seller pursuant to Section 2.2(f).
2.3    Purchase Price Adjustment.
(a)    No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a written estimate, dated the date of its delivery, setting forth a good faith estimate by the Company of (i) the Net Working Capital of the Group Companies and the Blocker Companies as of the close of business on the Closing Date, calculated without giving effect to the Transaction (the “Estimated Net Working Capital”), (ii) the Group Companies’ and the Blocker Companies’ Indebtedness (including, but not limited to, the Blocker Company Indebtedness) as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the Group Companies’ and the Blocker Companies’ Cash and Cash Equivalents as of the close of business on the Closing Date (the “Estimated Cash and Cash Equivalents”), (iv) the Group Companies’ and the Blocker Companies’ Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”) and (v) an updated Waterfall Spreadsheet that sets forth the amount payable at the Closing to each Seller, such amounts to reflect any adjustment to the Gross Purchase Price pursuant to this Section 2.3(a), all in reasonable detail prepared in accordance with the Accounting Principles and, with respect to the calculation of the Net Working Capital, in a manner consistent with the illustration set forth in Exhibit A. For the sake of clarity, any item that is accounted for in one of the foregoing clauses (i) through (iv) shall not be accounted for in any other clause (i) through (iv). Exhibit A sets forth, for illustrative purposes only, the calculation of Net Working Capital as if the Closing occurred as of November 1, 2013 (using data as of the close of business on October 31, 2013). For purposes of calculating Net Working Capital, (A) whether or not the date as of which Net Working Capital is required to be calculated hereunder coincides with a fiscal quarter-end of the Group Companies or the Blocker Companies, Net Working Capital shall be calculated using customary fiscal quarter-end close procedures for the preparation thereof, including procedures with respect to accruals and adjustments, and (B) the results of the physical inventory of the Group Companies described in Section 7.17 shall have been reflected in the Company’s inventory as of the date of such physical inventory. The Purchaser shall be entitled to review, comment on and request reasonable changes to the estimate of the Estimated Net Working Capital, Estimated Cash and Cash Equivalents, Estimated Indebtedness and Estimated Transaction Expenses, and Company shall cooperate with the Purchaser in connection therewith and consider the Purchaser’s proposed changes to the estimated statements in good faith. If the Estimated Net Working Capital is less than the Target Net Working Capital Amount, then the Gross Purchase Price payable on the Closing Date shall be reduced by the amount of such deficiency. If the Estimated Net Working Capital is greater than the Target Net Working Capital Amount, then the Gross Purchase Price payable on the Closing Date shall be increased by the amount of such difference. Any increase or decrease to the Gross Purchase Price pursuant to this Section 2.3(a) shall be referred to herein as the “Estimated Closing Net Working Capital Adjustment Amount”.

(b)    As promptly as practicable, but no later than seventy-five (75) calendar days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Sellers’ Representative a closing statement certified by the Chief Financial Officer of the Purchaser (the “Closing Statement”) setting forth the Purchaser’s calculation of (i) the Net Working Capital of the Group Companies and the Blocker Companies as of the close of business on the Closing Date, calculated without giving effect to the Transaction (“Closing Net Working Capital”), (ii) the Group Companies’ and the Blocker Companies’ Indebtedness (including, but not limited to, the Blocker Company Indebtedness) as of immediately prior to the Closing (the “Closing Indebtedness”), (iii) the Group Companies’ and the Blocker Companies’ Cash and Cash Equivalents as of the close of business on the Closing Date (the “Closing Cash and Cash Equivalents”) and (iv) the Group Companies’ and the Blocker Companies’ Transaction Expenses as of immediately prior to the Closing (the “Closing Transaction Expenses” and, together with the Closing Net Working Capital, the Closing Indebtedness and the Closing Cash and Cash Equivalents, the “Closing Adjustments”), all in reasonable detail prepared in accordance with the Accounting Principles and, with respect to the calculation of the Net Working Capital, in a manner consistent with the illustration set forth in Exhibit A. For the sake of clarity, any item that is accounted for in one of the foregoing Closing Adjustments shall not be accounted for in any other Closing Adjustment, and the results of the physical inventory of the Group Companies described in Section 7.17 shall be updated as of the Closing in accordance with the Group Companies’ past practices to account for any change in the Group Companies’ inventory between the date of such physical inventory and the Closing Date.
(c)    If the Sellers’ Representative disagrees with the Purchaser’s calculation of any or all of the Closing Adjustments set forth in the Closing Statement, the Sellers’ Representative may, within forty-five (45) calendar days after the Sellers’ Representative’s receipt of the Closing Statement, deliver a notice executed by the Sellers’ Representative to the Purchaser disagreeing with such calculation and setting forth the Sellers’ Representative’s calculation of such amount. During such forty-five (45) day period, the Purchaser and the Company shall on a timely basis provide to the Sellers’ Representative and its authorized representatives, upon reasonable notice, reasonable access to all records (and financial staff of the Purchaser and the Company who were involved in the preparation of the Closing Statement) and the Company’s outside accountants and their work papers and other documents used in preparing the Closing Statement. If the Sellers’ Representative fails to object in writing to the calculation of all or any portion of the Closing Adjustments within such forty-five (45) calendar day period, the Sellers’ Representative will be deemed conclusively to have agreed to all or such portion of that calculation and that calculation or portion thereof shall be final and binding upon the Purchaser and the Sellers.

(d)    If a notice of disagreement is delivered pursuant to Section 2.3(c), the Sellers’ Representative and the Purchaser shall, during the thirty (30) calendar days following such delivery (or such longer period as they may mutually agree), use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Adjustments. During such thirty (30) day period, the Purchaser and the Company shall on a timely basis provide to the Sellers’ Representative and its authorized representatives, upon reasonable notice, reasonable access to all records (and financial staff of the Purchaser and the Company who were involved in the preparation of the Closing Statement) and the Company’s outside accountants and their work papers and other documents used in preparing the Closing Statement. If, after such thirty (30) day period, the Sellers’ Representative and the Purchaser are unable to reach an agreement, the Sellers’ Representative or the Purchaser may request that the dispute be resolved by Grant Thornton LLP (the “Accounting Referee”) or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm (other than Deloitte Touche Tohmatsu Limited, KPMG International Cooperative, PricewaterhouseCoopers LLP, Ernst & Young Americas LLC or any of their Affiliates) as shall be agreed upon in writing by the Sellers’ Representative and the Purchaser or, if no such agreement can be reached, the Sellers’ Representative and the Purchaser shall, within ten (10) days thereof, each select a candidate that satisfies the foregoing criteria and the two candidates shall promptly select a third candidate that satisfies the foregoing criteria who shall be appointed as Accounting Referee in lieu of Grant Thornton LLP, in which case each such party shall submit materials in support of their position to the Accounting Referee who shall review this Agreement and the disputed items or amounts for the purpose of resolving the disputed Closing Adjustments. The Accounting Referee shall deliver to the Sellers’ Representative and the Purchaser, as promptly as practicable (but in any case no later than thirty (30) calendar days from the date of engagement of the Accounting Referee), a report setting forth its calculation of the final amount of each of the Closing Adjustments which shall not be less or more (as applicable) than the amount of each Closing Adjustment shown in the Closing Statement nor less or more (as applicable) than the amount thereof shown in the Sellers’ Representative’s calculation delivered pursuant to Section 2.3(c) and shall be limited to the matters which the Sellers’ Representative disputed in its calculation delivered pursuant to Section 2.3(c). Such report shall be final and binding upon the Sellers and the Purchaser. The fees and costs of the Accounting Referee shall be payable (i) by the Sellers (in proportion to their respective Pro Rata Percentage), on the one hand and (ii) by the Purchaser, on the other hand, on the basis, for each such party, of the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (as specified in the supporting materials that each of the Purchaser and Sellers’ Representative furnished to the Accounting Referee), as determined by the Accounting Referee.
(e)    The Sellers’ Representative, the Purchaser, the Group Companies and the Blocker Companies shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement, the calculation of the Closing Adjustments and in the conduct of the review referred to in Section 2.3(d), including, without limitation, making available as necessary relevant books, records, work papers and personnel.

(f)    Upon determination of the Net Closing Adjustment Amount: (A) if the amount of the Net Closing Adjustment Amount is a positive number, the Gross Purchase Price shall be increased by the absolute value of the Net Closing Adjustment Amount, and the Purchaser shall pay such amount to the Sellers in the manner provided in Section 2.3(g); or (B) if the Net Closing Adjustment Amount is a negative number, the Gross Purchase Price shall be decreased by the absolute value of the Net Closing Adjustment Amount, and such amount shall be paid to the Purchaser, to the extent available, from the Escrow Amount, in the manner provided in Section 2.3(g).
(g)    Any payment pursuant to Section 2.3(f) shall be made within five (5) Business Days after the Net Closing Adjustment Amount has been determined:
(i)    In the case of any payment due from the Purchaser to the Sellers pursuant to Section 2.3(f), to the extent that the Purchaser has insufficient funds, Post shall fund the Purchaser with a cash payment equal to such amount, which the Purchaser shall thereafter pay to the Sellers by wire transfer of immediately available funds to the account(s) designated in writing by each Seller in accordance with the Waterfall Spreadsheet.
(ii)    In the case of any payment due from the Sellers to the Purchaser, the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to release the payment due to the Purchaser from the Escrow Amount.
2.4    Earn-out.
(a)    The Sellers are eligible to receive from the Purchaser a cash payment (the “Earn-out Payment”) in an aggregate amount of up to Seventeen Million Five Hundred Thousand Dollars ($17,500,000) based upon the amount of Company Gross Profit achieved during the fiscal year commencing on January 1, 2014 and ending on December 31, 2014 (the “Earn-out Measurement Period) as further described in this Section 2.4.
(b)    If and only to the extent that the Actual 2014 Company Gross Profit Amount is equal to or in excess of the Company Gross Profit Baseline Target, the Purchaser shall be obligated to pay to the Sellers (in accordance with Section 2.4(g)) an Earn-out Payment equal to the sum of (x) Ten Million Dollars ($10,000,000) plus (y) the product of (A) the amount, if any, by which the Actual 2014 Company Gross Profit Amount exceeds the Company Gross Profit Baseline Target (provided that, for purposes of this calculation, such amount shall in no event exceed Four Million Dollars ($4,000,000)) and (B) 1.875 (such sum, rounded to the nearest dollar, the “Earn-out Amount”).
(c)    Within thirty (30) days following the conclusion of each calendar month in the Earn-out Measurement Period, the Company shall prepare and deliver to the Sellers’ Representative an internally prepared unaudited income statement for the immediately preceding month that shall be used solely for informational purposes. Within forty-five (45) days following the conclusion of the Earn-out Measurement Period, the Purchaser shall prepare and deliver to the Sellers’ Representative a written statement setting forth the Purchaser’s calculation of the Company Gross Profit achieved during the Earn-out Measurement Period, accompanied by the calculations, explanations and assumptions for the calculation of such amount in reasonable detail (the “Purchaser Earn-out Statement”).

(d)    If the Sellers’ Representative agrees with the Purchaser’s calculation of the Company Gross Profit set forth in the Purchaser Earn-out Statement, the Sellers’ Representative shall provide written notice of such agreement to the Purchaser, and the Purchaser shall upon receipt of such notice promptly pay the Earn-out Amount, if any, to the Sellers pursuant to Section 2.4(g). If the Sellers’ Representative disagrees with the Purchaser’s calculation of the Company Gross Profit (or any component thereof) set forth in the Purchaser Earn-out Statement, the Sellers’ Representative may, within ninety (90) calendar days after the Sellers’ Representative’s receipt of the Purchaser Earn-out Statement, deliver a notice executed by the Sellers’ Representative to the Purchaser disagreeing with such calculation and setting forth the Sellers’ Representative’s calculation of such amount. During such ninety (90) day period, the Purchaser and the Company shall on a timely basis provide to the Sellers’ Representative and its authorized representatives, upon reasonable notice, reasonable access to all records (and financial staff of the Purchaser and the Company who were involved in the preparation of the Purchaser Earn-out Statement) and the Company’s outside accountants and their work papers and other documents used in preparing the Purchaser Earn-out Statement. If the Sellers’ Representative fails to object in writing to the Purchaser’s calculation of the Company Gross Profit (or any component thereof) set forth in the Purchaser Earn-out Statement within such ninety (90) calendar day period, the Sellers’ Representative will be deemed conclusively to have agreed to that calculation (or such component thereof) and that calculation (or such component thereof) shall be final and binding upon the Purchaser and the Sellers.
(e)    If a notice of disagreement is delivered pursuant to Section 2.4(d), the Sellers’ Representative and the Purchaser shall, during the thirty (30) calendar days following such delivery (or such longer period as they may mutually agree), use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Actual 2014 Company Gross Profit Amount. During such thirty (30) day period, the Purchaser and the Company shall on a timely basis provide to the Sellers’ Representative and its authorized representatives, upon reasonable notice, reasonable access to all records (and financial staff of the Purchaser and the Company who were involved in the preparation of the Purchaser Earn-out Statement) and the Company’s outside accountants and their work papers and other documents used in preparing the Purchaser Earn-out Statement. If, after such thirty (30) day period, the Sellers’ Representative and the Purchaser are unable to reach an agreement, the Sellers’ Representative or the Purchaser may request that the dispute be resolved by the Accounting Referee, in which case each such party shall submit materials in support of their position to the Accounting Referee who shall review this Agreement and the disputed items or amounts for the purpose of determining the Actual 2014 Company Gross Profit Amount. The Accounting Referee shall deliver to the Sellers’ Representative and the Purchaser, as promptly as practicable (but in any case no later than thirty (30) calendar days from the date of engagement of the Accounting Referee), a report setting forth its calculation of the Actual 2014 Company Gross Profit Amount which shall not be less than the amount of Company Gross Profit shown in the Purchaser Earn-out Statement nor more than the amount thereof shown in the Sellers’ Representative’s calculation delivered pursuant to Section 2.4(d) and shall be limited to the matters which the Sellers’ Representative disputed in its calculation delivered pursuant to Section 2.4(d). Such report shall be final and binding upon the Sellers and the Purchaser. The fees and costs of the Accounting Referee shall be payable (i) by the Sellers (in proportion to their respective Pro Rata Percentage), on the one hand and (ii) by the Purchaser, on the other hand, on the basis, for each such party, of the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (as specified in the supporting materials that each of the Purchaser and Sellers’ Representative furnished to the Accounting Referee), as determined by the Accounting Referee.

(f)    The Sellers’ Representative, the Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Purchaser Earn-out Statement and in the conduct of the review referred to in Section 2.4(e), including, without limitation, making available as necessary relevant books, records, work papers and personnel.
(g)    If the Purchaser becomes obligated to pay the Sellers an Earn-out Payment pursuant to this Section 2.4, to the extent that the Purchaser has insufficient funds, then Post shall fund the Purchaser with an amount of cash equal to the Earn-out Amount and the Purchaser shall thereafter pay to the Sellers the Earn-out Amount by wire transfer of immediately available funds to the account designated in writing by each such Seller in accordance with the Waterfall Spreadsheet within five (5) days from the date that the Earn-out Amount is finally determined. Notwithstanding the foregoing, however, if and only to the extent that the Escrow Amount has been exhausted, or has been released in accordance with the terms and conditions of the Escrow Agreement, or any claims have theretofore been made by the Purchaser or any other Purchaser Indemnified Party for indemnification under Article IX and such claims remain unpaid or unresolved that exceed the balance of the Escrow Amount as of the date that an Earn-out Payment shall otherwise have been payable by the Purchaser to the Sellers under this Section 2.4, then, in lieu of paying such Earn-out Payment to the Sellers under this Section 2.4, the Purchaser shall retain all or a portion of the Earn-out Payment otherwise payable by the Purchaser to the Sellers under this Section 2.4 equal to the amount of Losses claimed by the Purchaser or such other Purchaser Indemnified Party to be attributable to such claims until such claims are finally resolved by agreement of the Purchaser and the Sellers’ Representative or by a final order of a court of competent jurisdiction (at which point any such amount retained in excess of the amount of such Losses actually so determined to be applicable to such claims shall be promptly paid by the Purchaser to the Sellers as provided in this Section 2.4(g)).
(h)    In the event that the Purchaser fails to timely pay to the Sellers the finally determined Earn-out Amount pursuant to Section 2.4(g), the Sellers’ Representative shall by written notice promptly inform the Purchaser of its failure to make such payment (such notice, the “Deficiency Notice”). If the Purchaser fails to pay to the Sellers the finally determined Earn-out Amount specified in the Deficiency Notice within ten (10) days following the Purchaser’s receipt of such Deficiency Notice, then, in addition to the Sellers’ other rights and remedies under Applicable Law, the Earn-out Amount shall accrue interest retroactive to the date that it was originally due at a rate of ten percent (10%) per annum.
(i)    The Purchaser agrees not to take any actions during the Earn-out Measurement Period with the intent or purpose of (i) delaying or preventing the Earn-out Payment from being achieved or (ii) reducing the amount of the Earn-out Payment. Except as set forth in this Section 2.4, from and after the Closing, the Purchaser shall have the sole discretion with regard to all matters relating to the management and operation of the Company and the Company Subsidiaries. The parties acknowledge and agree that (1) the potential Earn-out Amount is contingent on the performance of the Company and the Company Subsidiaries and there is no assurance or guarantee of any payment hereunder, (2) the Purchaser has not promised or projected any Earn-out Amount and the Purchaser makes no representation and expresses no opinion as to the value of any Earn-out Payment, and (3) no other terms or conditions, other than those expressly set forth in this Section 2.4, govern their contractual relationship with respect to the Earn-out Payment.

(j)    Notwithstanding anything herein to the contrary, (i) the Purchaser shall become obligated to pay the maximum Earn-out Payment achievable under this Section 2.4 (i.e., $17,500,000) immediately upon the consummation of an Acceleration Event (pursuant to parts (i)(x), (ii) or (iii) of such definition), which amount shall be paid in the manner provided in Section 2.4(g), (ii) the Purchaser shall become obligated to pay the projected amount of the Earn-Out Payment to be achieved under this Section 2.4 immediately upon the consummation of an Acceleration Event (pursuant to part (i)(y) of such definition), which amount shall be paid in the manner provided in Section 2.4(g), and (iii) in the event that the Company is sold or otherwise acquired during the Earn-out Measurement Period and an Acceleration Event is not consummated, the Purchaser hereby agrees to cause the acquirer in any such sale to unconditionally assume all of its obligations under this Section 2.4. In the case of the foregoing (ii), prior to any such Acceleration Event, the Purchaser shall deliver to the Sellers’ Representative a written report setting forth the Purchaser’s good faith estimate of the Company Gross Profit achieved as of the most recently completed month prior to the consummation of any such Acceleration Event (the “Acceleration Event Earn-out Statement”).
2.5    Escrow.
(a)    At the Closing, the Escrow Amount shall be deposited into an escrow account (the “Escrow Account”) to be established with and held by the Escrow Agent pursuant to the terms of the Escrow Agreement, to serve as the initial source of payment for any claim for Losses for which any Purchaser Indemnified Party is entitled to recovery pursuant to Article IX and to serve as the sole source of payment for any Net Closing Adjustment Amount due the Purchaser.
(b)    On the Escrow Release Date, each Seller shall be entitled to receive that portion of the Escrow Amount then remaining in the Escrow Account to which such Seller is entitled, if any, as determined in accordance with the Waterfall Spreadsheet and the Escrow Agreement.
(c)    Any fees and expenses of the Escrow Agent shall be paid one-half by the Purchaser and one-half by the Sellers (which shall be treated as a Transaction Expense) in accordance with the Escrow Agreement. During the period in which the Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Amount shall be retained as additional amounts in the Escrow Account.

2.6    Tax Withholding. After consultation with and providing notice to the Sellers’ Representative, Purchaser and Escrow Agent shall be entitled to deduct and withhold from the Net Purchase Price and escrow payments all Taxes that Purchaser, Escrow Agent or any Group Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts to the extent paid over to the applicable Governmental Body shall be treated as delivered to Sellers hereunder.
2.7    Tax Treatment of Escrow Account.    All parties hereto agree for all tax purposes: (i) the right of the Sellers to proceeds in the Escrow Account and the Earn-Out Payment shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) the Purchaser shall be treated as the owner of the Escrow Account solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Account, or any portion thereof, shall be allocable to the Purchaser pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; (iii) if and to the extent any amount of the Escrow Account and Earn-Out Payment is actually distributed to the Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (iv) in the event that the total amount of any interest and earnings earned on the Escrow Account exceeds the imputed interest, such excess amount shall be treated as interest or other income and not as purchase price. Clause (iv) of the preceding sentence is intended to ensure that the right of the Sellers to the Escrow Account and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All parties hereto shall file all Tax Returns consistently with the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company and the Blocker Companies hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing that:
3.1    Organization and Good Standing. The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to conduct its business as now conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
3.2    Authorization of Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (such other agreements together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Company Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been, and each of the other Company Documents will be on the date hereof, duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 3.3(a) hereto, none of the execution and delivery by the Company of the Company Documents, the consummation of the Transaction, or compliance by the Company therewith will: (i) cause the material breach of any Law or Order of any Governmental Body that is applicable to the Company or the Company Subsidiaries; (ii) conflict with or result in a violation of the articles of incorporation, articles of formation, bylaws, operating agreement or similar governing documents of the Company or the Company Subsidiaries; or (iii) result in the creation or imposition of any material Lien or any Taxes on any of the property or assets of the Company or the Company Subsidiaries.
(b)    Except as set forth on Schedule 3.3(b), no waiver, Order or Permit of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company in connection with the execution and delivery of the Company Documents or the compliance by the Company with any of the provisions thereof, or the consummation of the Transaction, except for the filing of a Notification and Report Form For Certain Mergers and Acquisitions by the Group Companies, the Blocker Companies and their respective Affiliates under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.
(c)    Except as set forth in Schedule 3.3(c), none of the execution and delivery by the Company of the Company Documents, the consummation of the Transactions contemplated thereby, or compliance by the Company therewith will result in a material breach of any of the terms, conditions or provisions of any Material Contract or give rise to a default or right of termination, cancellation, acceleration or creation of any obligation or loss of any material benefit thereunder.
3.4    Capitalization.
(a)    The Company Operating Agreement has been duly authorized and adopted and is in full effect in accordance with its express terms and conditions. The authorized equity of the Company consists of 6,268,894 Class A Units (“Class A Units”), all of which are held of record by TA/DEI-A, 539,106 Class B Units (“Class B Units”), all of which are collectively held of record by TA/DEI-B1, TA/DEI-B2 and TA/DEI-B3, 2,550,638 Class C Units (“Class C Units”), all of which are held of record by Management Holdco, and 750,000 Class D Units (“Class D Units” and, together with Class A Units, Class B Units and Class C Units, the “Units”), 601,086 of which are held of record by Dymatize Equity Plan, as set forth on Schedule 3.4(a). All of the issued and outstanding Units of the Company will have been duly and validly authorized and issued and will have been offered, issued, sold and delivered, free and clear of any and all Liens and restrictions on transfer (other than pursuant to federal and state securities laws), in compliance with applicable federal and state securities laws and not in violation of any preemptive rights, rights of first refusal, put or call rights or obligations or anti‑dilution rights with respect to the issuance, sale or redemption of Units, and no such rights exist except as set forth in the Company Operating Agreement.

(b)    Except as set forth in Schedule 3.4(b), there are no authorized or outstanding: (i) options, warrants, calls or rights of any character to acquire equity or debt interests from the Company or any Company Subsidiary; (ii) authorized or outstanding equity or debt securities of the Company or any Company Subsidiary convertible into or exchangeable for equity or debt securities of the Company or any Company Subsidiary or (iii) phantom equity, stock appreciation rights or similar equity-like rights issued by the Company or any Company Subsidiary. Except for the Company Operating Agreement, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, purchase, registration, sale, transfer or other disposition of the Units.
3.5    Subsidiaries.
(a)    Set forth in Schedule 3.5 is a true, correct and complete list of the following for Custom Nutriceutical Laboratories, LLC (“CNL”) and Supreme Protein, LLC (“Supreme” and, together with CNL, the “Company Subsidiaries”): (i) its jurisdiction of formation; (ii) its authorized equity interests; and (iii) the number of issued and outstanding equity interests and any outstanding securities (whether debt or equity or convertible), in each case all of which are owned beneficially and of record by the Company, free and clear of any and all Liens (other than Permitted Exceptions).
(b)    Other than the Company Subsidiaries, on the date hereof, the Company will not own, beneficially or otherwise, directly or indirectly, any other Subsidiary, capital stock of, or other securities, equity or ownership interest in, or has any obligation to form or participate in, any corporation, partnership or other Person.
(c)    Each Company Subsidiary is validly existing and in good standing under the laws of the state of its formation, and has all requisite limited liability company power and authority to conduct its business as now conducted and is duly qualified or authorized to do business as a foreign company, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. All of the issued and outstanding equity interests of each Company Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable. None of such equity interests were issued in violation of any Law or any preemptive, preferential or contractual rights of any Person. There are no authorized or outstanding: (i) options, warrants, phantom equity, stock appreciation rights, calls or rights of any character to acquire equity or debt interests from any Company Subsidiary; or (ii) authorized or outstanding equity or debt securities of any Company Subsidiary convertible into or exchangeable for equity or debt securities of any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to any voting trust or other Contract with respect to the voting, redemption, purchase, registration, sale, transfer or other disposition of the equity interests of any Company Subsidiary.

3.6    Financial Statements.
(a)    Schedule 3.6(a) sets forth copies of: (i) (A) the audited combined balance sheets of the Company and the Company Subsidiaries at December 31, 2012, 2011 and 2010 and the related combined audited statements of income, cash flows and shareholders’ equity of the Company and the Company Subsidiaries for each of the years ended December 31, 2012, 2011 and 2010 (the “Audited Financial Statements”); and (B) the unaudited combined balance sheet of the Company and the Company Subsidiaries at September 30, 2013 and the related combined statement of income of the Company and the Company Subsidiaries for the nine month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)    Except in the case of the Interim Financial Statements, for the absence of notes thereto and subject to year-end audit adjustments (which are not expected to be material, individually or in the aggregate) and except as set forth in Schedule 3.6(b), each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly presents in all material respects the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates and for the periods indicated therein.
(c)    None of the Group Companies or Blocker Companies have been notified in writing by its independent public accounting firm or licensed public accountants that such firm is of the opinion that any of the Audited Financial Statements should be restated or that any such Group Company or Blocker Company should materially modify its accounting or auditing practices, procedures or methodologies in future periods. Since December 31, 2010, no Group Company, Blocker Company nor, to the Knowledge of the Company or Blocker Companies, any manager, director, officer or employee of any Group Company, Blocker Company or any auditor, accountant or representative of any Group Company or Blocker Companies, has received any written complaint, allegation, assertion or claim from any Governmental Body regarding the accounting or auditing practices, procedures or methodologies of the Group Companies.
3.7    Absence of Certain Developments. Except (i) for any transactions contemplated by this Agreement or any of the Transaction Documents, or (ii) as set forth on Schedule 3.7, since December 31, 2012, each of the Group Companies and Blocker Companies have conducted their respective businesses in the ordinary course of business and there has been no:
(a)    amendment of their respective certificates of formation, operating agreement or other organizational documents;

(b)    issuance of capital stock or units, securities or equity interests convertible into shares of capital stock or units, stock or unit appreciation, participation or phantom stock or units;
(c)    declaration or payment of any dividends or distributions on or in respect of the Units or any redemptions, repurchases, reorganizations, reclassifications, or similar transactions affecting any of the Units;
(d)    material change in any method of accounting or accounting practice except as required by GAAP or as disclosed in the Financial Statements;
(e)    incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $100,000 except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(f)    transfer, assignment, sale or other disposition (including any material damage, destruction or loss (whether or not covered by insurance)) of any asset shown or reflected in the most recent Audited Financial Statements outside the ordinary course of business;
(g)    material change in the terms of employment for any employee, or entry into or termination of any employment agreement providing for a base salary in excess of $100,000 per year or any change in the terms of employment, compensation or benefits for any officer of the Company or the Company Subsidiaries;
(h)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(i)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000 (in the case of a lease, per annum), except for purchases of equipment, inventory or supplies in the ordinary course of business consistent with past practice;
(j)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(k)    Contract, agreement or understanding (whether written or oral) to do any of the foregoing; or
(l)    Material Adverse Effect.
3.8    Taxes. Except as set forth on Schedule 3.8:

(a)    The Company and the Company Subsidiaries have filed all material Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns are complete and accurate in all material respects.
(b)    All material Taxes due and owing by the Company or the Company Subsidiaries (whether or not shown on the Tax Returns of the Company or the Company Subsidiaries have been paid unless (i) such Taxes are being contested in good faith; and (ii) adequate reserves have been established, or will be established prior to the Closing Date, for such Taxes on the Interim Financial Statements.
(c)    Except as described in Schedule 3.8(c), neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(d)    There are no Liens for Taxes (other than Taxes not yet due and payable or liabilities with respect to which are being contested in good faith, and for which adequate reserves have been established, or will be established prior to the Closing Date, for such Taxes on the Interim Financial Statements) upon any of the assets of the Company or the Company Subsidiaries.
(e)    No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Company Subsidiaries.
(f)    Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)    Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than any such agreement or contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes. Except as set forth in Schedule 3.8(g), neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) as a transferee or successor, by contract, or otherwise, other than any such agreement or contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.
(h)    The Company and each of the Company Subsidiaries use the accrual method of accounting in computing their taxable income for federal income Tax purposes.
(i)    None of the Company nor any of the Company Subsidiaries has been notified in writing by any foreign, federal, state or local Tax authority in any jurisdiction in which the Company or the Company Subsidiaries does not currently file Tax Returns that it is or may be required to file Tax Returns in such jurisdiction.

(j)    All material Taxes the Company or the Company Subsidiaries were required to withhold and pay over to any Tax authority have been withheld and timely paid over, or to the extent not yet due and payable, have been deposited in a segregated account, and all material Forms W‑2 and 1099 with respect thereto have been properly completed in all material respects and filed.
(k)    Neither the Company nor any of the Company Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b)(2).
(l)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii)    ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;
(iv)    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
(v)    installment sale or open transaction disposition made on or prior to the Closing Date;
(vi)    prepaid amount received on or prior to the Closing Date; or
(vii)    election under Section 108(i) of the Code.
(m)    Within the past 3 years, neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(n)    In 2010, (i) the Company converted from an S corporation described in Section 1361 of the Code into a Delaware limited liability company classified as a partnership for U.S. federal Tax purposes; and (ii) CNL converted from a qualified subchapter S subsidiary described in Section 1361(b)(3) of the Code for U.S. federal Tax purposes into a Delaware limited liability company classified as a disregarded entity for U.S. federal Tax purposes (the “Conversions”).

(o)    The Company is a partnership for U.S. federal income Tax purposes, CNL is classified as a disregarded entity for U.S. federal income Tax purposes and Supreme is a disregarded entity for U.S. federal income Tax purposes.
(p)    The representations and warranties in this Section 3.8 represent the sole representations and warranties of the Company and the Company Subsidiaries with respect to Taxes.
3.9    Real Property.
(a)    Schedule 3.9(a) sets forth a complete list of: (i) all real property and interests in real property owned in fee by the any of the Group Companies or Blocker Companies (individually, together with all buildings, improvements and fixtures located thereon and all appurtenances thereto, an “Owned Property” and collectively, the “Owned Properties”) and the physical street address and owner thereof; (ii) all leases of real property by any of the Group Companies or Blocker Companies (whether as lessor, lessee, sublessor or sublessee), together with any and all amendments thereto and modifications thereof (individually, a “Real Property Lease” and collectively, the “Real Property Leases”); and (iii) each parcel of real property or other interest in real property leased under the Real Property Leases other than an Owned Property (individually, a “Leased Property” and collectively, the “Leased Properties”) and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) and the physical street address thereof. No Group Company or Blocker Company has received any written notice of any Action or Order pending or threatened against or affecting any Company Property, or any material portion thereof, in the nature or in lieu of condemnation or eminent domain proceedings. Except as set forth in Schedule 3.9(a)(ii), and other than with respect to Permitted Exceptions, no Group Company or Blocker Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Company Property, or portion thereof, and no Person other than a Group Company or Blocker Company has the right to possess, lease, or occupy any Company Property or portion thereof. The use and operation of each Company Property by a Group Company or a Blocker Company and all improvements located thereon do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement.
(b)    Each Group Company or Blocker Company listed as an owner of the Owned Properties on Schedule 3.9(a)(i) has good and marketable fee simple title to all Owned Properties, free and clear of all Liens, other than Permitted Exceptions or as set forth on Schedule 3.9(b), if any. With respect to each Owned Property, the Sellers and the Company have made available to the Purchaser true, complete and correct copies of the deeds and other instruments by which such Person acquired such Owned Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Sellers, or any of the Group Companies and relating to any Company Property. To the Knowledge of the Group Companies or Blocker Companies, no Group Company or Blocker Company is currently in material default under any of the covenants, easements or restrictions affecting or encumbering any Company Property or any constituent portion thereof.

(c)    The Sellers and the Company have made available to the Purchaser true, complete and correct copies of all Real Property Leases and, with respect to the Leased Properties, each non-disturbance agreement between the Sellers or the Company and the landlord’s existing lender, if any. No Group Company or Blocker Company has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by a Group Company or Blocker Company under any of the Real Property Leases, and to the Knowledge of the Company or Blocker Company, neither the Group Companies, nor any other party thereto, is in material default of any Real Property Lease. The Real Property Leases are in full force and effect, are valid and binding obligations of a Group Company or Blocker Company, and, to the Knowledge of the Company or Blocker Company, the other parties thereto, in accordance with their terms, as applicable (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and shall continue to be valid, binding and enforceable immediately following the Closing.
(d)    All buildings, alterations and improvements on the Company Properties, including roofs, foundations and mechanical systems thereof, constructed by or on behalf of a Group Company were constructed in compliance, in all material respects, with all applicable Laws (including any building, planning or zoning Laws) and material restrictions, agreements and other matters of record affecting such Company Properties as of the date of construction, in compliance, in all material respects, with the requirements of the applicable Real Property Leases and are structurally sound (in the case of improvements made by a Group Company), and are in reasonable working condition and repair, except for reasonable wear and tear.
(e)    Except as provided in the Leases, no option to purchase, right of first refusal to purchase or lease or similar right to purchase or lease has been granted by any Group Company or any Seller with respect to any Company Property or portion thereof.
(f)    No Real Property Lease has been amended or modified except as listed in Schedule 3.9(a)(ii), and each Real Property Lease constitutes the entire agreement between the parties thereto.
(g)    No Group Company or Blocker Company has received any written notice that it lacks any material Permits required for the continued use and operation of the Company Property or portion thereof to which they relate as presently conducted.
(h)    No Group Company or Blocker Company has received written notice of (i) any uncured material violation of any building code, zoning ordinance, or other Law or Permit affecting any Company Property or (ii) any existing, pending or threatened zoning, building code or other moratorium proceedings which could reasonably be expected to materially and adversely affect the ability to operate any Company Property for the operation or conduct of the Business as presently conducted thereon.

(i)    Neither the whole nor any material portion of any Company Property has been materially damaged or destroyed by fire or other casualty that has not been repaired.
3.10    Tangible Personal Property; Condition and Sufficiency of Assets.
(a)    Schedule 3.10 sets forth all leases of personal property held by a Group Company or Blocker Company (“Personal Property Leases”) involving annual payments in excess of $50,000. No Group Company or Blocker Company is in material breach, default or violation of any of the Personal Property Leases. The Personal Property Leases are valid and binding obligations of the applicable Group Company or Blocker Company, and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)).
(b)    The machinery and equipment and other items of tangible personal property of a Group Company or Blocker Company are structurally sound, are in reasonable working operating condition and repair (normal wear and tear expected) and are suitable and sufficient for the uses to which they are being put and to operate the business of each Group Company and Blocker Company in accordance with past practice in the ordinary course of business.
3.11    Intellectual Property.
(a)    Set forth on Schedule 3.11(a) is a complete and accurate list of all (i) patents and patent applications owned by the Group Companies and Blocker Companies, (ii) registered trademarks and service marks, and applications therefore, and material unregistered trademarks owned by the Group Companies and Blocker Companies, (iii) registered copyrights and copyright applications owned by the Group Companies and Blocker Companies, (iv) URLs owned or used by the Group Companies and Blocker Companies, and (v) Software that is owned by the Group Companies and Blocker Companies (the Intellectual Property described in clauses (i) - (v), collectively, the “Owned Intellectual Property”). Except as set forth on Schedule 3.11(a), the Group Companies and Blocker Companies own all right, title and interest in and to the Owned Intellectual Property and the Technology which is owned by the Group Companies and Blocker Companies (the “Owned Technology”), free and clear of all Liens, except for Permitted Exceptions. Except as set forth on Schedule 3.11(a), to the Knowledge of the Group Companies and Blocker Companies, neither the Group Companies nor the Blocker Companies are infringing on (or have in the past infringed on), and to the Knowledge of the Group Companies and Blocker Companies the operation of the business of each of the Group Companies and Blocker Companies are not infringing (and have not in the past infringed) on any patent of any third party. Except as set forth on Schedule 3.11(c), neither the Group Companies nor the Blocker Companies are infringing on or violating (or have in the past infringed on or violated), and the operation of the business of each of the Group Companies and Blocker Companies are not infringing on or violating (and have not in the past infringed on or violated) any intellectual property right (including without limitation trade secret rights), other than any patent, of any third party. To the Knowledge of the Group Companies and Blocker Companies, no Person is infringing on or violating any of the Owned Intellectual Property or Owned Technology.

(b)    Set forth on Schedule 3.11(b) is a list of all licenses, sublicenses or other agreements of or for Intellectual Property or Technology between the Group Companies and Blocker Companies and any other Person (other than commercial off the shelf software). Schedule 3.11(b) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Such licenses, sublicenses or other agreements are valid and binding obligations of the Group Companies or Blocker Companies, as applicable, and, to the Group Companies’ and Blocker Companies’ Knowledge, the other parties thereto, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)). Neither the Group Companies nor the Blocker Companies are in material default under any such licenses and, to the Knowledge of the Group Companies and Blocker Companies, no other party is in material default thereunder. From and after Closing, the Group Companies and the Blocker Companies will have the right to continue to use or utilize all of the software, including, without limitation commercial off the shelf software, other licensed software and software-as-a-service, used or utilized by such entities immediately prior to the Closing.
(c)    Except as set forth on Schedule 3.11(c): (i) neither the operation of the business of either the Group Companies or Blocker Companies, nor any Intellectual Property, is the subject of any pending, or to the Knowledge of the Group Companies or Blocker Companies, threatened allegation of infringement or claim that any of the Intellectual Property is invalid or unenforceable; and (ii) neither the Group Companies nor the Blocker Companies have received any written notice of any default under any material Intellectual Property license to which such Person is a party.
(d)    All patents, trademarks, service marks and copyrights included in the Intellectual Property that were filed by either the Group Companies or the Blocker Companies and issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Group Companies or Blocker Companies, are valid and enforceable, except for such issuances, registrations or applications that the Group Companies or Blocker Companies, as applicable, has permitted to expire or has cancelled or abandoned in its reasonable business judgment.
3.12    Contracts and Agreements.
(a)    Schedule 3.12(a) sets forth all of the following Contracts to which the Company, any of the Company Subsidiaries, or any of the Blocker Companies is a party and which are currently effective (collectively, the “Material Contracts”):
(i)    any Contract for the sale of any of the assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(ii)    any Contract relating to the acquisition of any operating business or the capital stock or equity interest of any other Person;
(iii)    any Contract relating to the incurrence, assumption or guarantee of Indebtedness, or the making of any loans or advances, in each case other than trade payables;
(iv)    any other Contracts which involve the expenditure or receipt of more than $50,000 annually that are not terminable by the Company, any of the Company Subsidiaries or any Blocker Company without penalty on notice of ninety (90) days or less, other than purchase orders for inventory and sale of product in the ordinary course of business;
(v)    any Contract in effect with any officer, director or member of the Company, any of the Company Subsidiaries or any Blocker Company;
(vi)    any Contract that requires the Company or any of the Company Subsidiaries to purchase a material amount of its requirements of any product from a third party;
(vii)    any Contract that requires the Company or any of the Company Subsidiaries to sell a material amount of production of any product to a third party;
(viii)    any Contract containing covenants of either the Company, any of the Company Subsidiaries or any Blocker Company not to compete in any line of business or with any Person in any geographical area or not to hire or solicit any Person or granting exclusivity of the sale of any of the Company’s or any of the Company Subsidiaries’ products to any Person or granting any Person most favored nation or similar status;
(ix)    any individual, written employment, retention, change in control bonus or severance agreements, excluding offer letters and restrictive covenant agreements (other than with respect to the Company’s senior management), to which, as of the date of this Agreement, either the Company, any of the Company Subsidiaries or any Blocker Company are a party with respect to any current employee;
(x)    any Contract with any Governmental Body;
(xi)    the Real Property Leases;
(xii)    any Contract granting the Company or any of its Subsidiaries or any of the Blocker Companies an option to purchase or the right of first refusal to purchase or lease any real property;

(xiii)    any Contract for any labor or material or improvement which relates to any Company Property, in each case which has an aggregate future liability in excess of $50,000;
(xiv)    any Contract relating to railway use from or to any Company Property or the lease, license or use of any railcar in connection with the business being conducted on any Company Property;
(xv)    any Contract relating to a joint venture or partnership or the sharing of profits;
(xvi)    any sales agency or distribution Contract involving annual consideration in excess of $100,000 and which is not terminable by a Group Company or Blocker Company by notice of not more than sixty (60) days;
(xvii)    any Contracts providing for rebates, discounts, bonuses or commissions with customers or suppliers in excess of $50,000 (or in excess of $250,000 for all such Contracts);
(xviii)    any co-packing or co-manufacturing Contracts with respect to the packaging or distribution of any product with a term of more than one (1) year;
(xix)    (A) any Contract, commitment or arrangement for the future purchase of materials, supplies, equipment, raw materials, inventory, packaging or commodities, (B) any management, service or other similar Contract, or (C) any advertising Contract, in any such case which has an aggregate future liability or obligation to any Person in excess of $50,000 and is not terminable by a Group Company or Blocker Company by notice of not more than sixty (60) days; and
(xx)    any Contract, commitment or arrangement or other licensing agreement (including for software) with respect to any Intellectual Property (other than in the case of computer software that is generally available to the public in the retail marketplace, for which the licenses are non-exclusive).
(b)    The Company has made available to the Purchaser true and correct copies of all of the written Material Contracts and summaries of any oral Material Contracts. Each Material Contract is the valid and binding obligation of a Group Company or Blocker Company, as applicable, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)). Except as set forth on Schedule 3.12(b), neither a Group Company nor any Blocker Company has defaulted, violated or breached in any material respect any Material Contract, and to the Knowledge of the Company, no other party has defaulted, violated or breached any Material Contract in any material respect.

3.13    Labor and Employment Matters.
(a)    Schedule 3.13(a) lists the name of each W-2 employee of the Company or the Company Subsidiaries as of the date hereof, and the date of employment, position, accrued vacation days, and as applicable, the current annual base salary, commission or bonus plan, and hourly wage payable (“Company Employees”). Schedule 3.13(a) also lists the name of each of the independent contractors, consultants, temporary employees or other servants or agents employed or used with respect to the operation of the business of the Company and its Subsidiaries and classified by any of the Company and its Subsidiaries other than as a Company Employee and who are compensated directly through the Company’s or any of its Subsidiaries’ payroll department and such compensation is reported to taxing authorities for each individual worker on a form 1099 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company or any of the Company Subsidiaries. Schedule 3.13(a) lists all written employment agreements with any Company Employee or Contingent Worker. The Company and the Company Subsidiaries have correctly classified in all material respects for purposes of all wage and hour laws and employee benefit plans and perquisites) all Company Employees and Contingent Workers, and all Taxes that the Company or the Company Subsidiaries were required by Law to withhold or collect and any other material amount required to be withheld or collected in connection with any amount paid or owing to any Company Employee or Contingent Worker or other person has been paid to the proper governmental authority. Neither the Company nor any of the Company Subsidiaries has, since January 1, 2012, engaged in any layoffs, group terminations or multi-employee relocations sufficient in number to trigger the WARN Act. (i) Each of the Company and the Company Subsidiaries is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, wages and hours including minimum wage and overtime payments; (ii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices or failure to pay overtime) pending or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; and (iii) to the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 with respect to Company Employees.
(b)    Except as set forth on Schedule 3.13(b), neither the Company nor any of the Company Subsidiaries is a party to any labor or collective bargaining agreement and the Company Employees are not represented by any labor organization or works council with respect to their employment by the Company or any of the Company Subsidiaries.
(c)    Except as set forth on Schedule 3.13(c), since January 1, 2012 and as of the date hereof: (i) there have been no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries; (ii) neither the Company nor any of the Company Subsidiaries has any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Company Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Company Employees or Contingent Worker; (iii) there have been no written claims or written demands to represent any Company Employees or Contingent Workers that have been delivered to the Company, (iv) to the Company’s Knowledge, there are no organizational campaigns in progress with respect to any of Company Employees or Contingent Workers and no question concerning representation of such individuals exists; or (v) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Company Employees or group of Company Employees.

3.14    Employee Benefits Plans.
(a)    Each Contract set forth in Schedule 3.12 that provides for the employment of any Company Employee is the valid and binding obligation of the Group Companies or Blocker Companies, as applicable, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and excepting any non-compete or restriction on future employment, as to which no representations are made regarding enforceability).
(b)    Except as set forth in Schedule 3.14(b), the Group Companies and Blocker Companies do not maintain, sponsor, contribute to or have any requirement to contribute to or otherwise have any Liability with respect to any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, incentive plan, multiple employer plan (as described in ERISA Section 4063 and under any other applicable law, regulation or ruling) or any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)); (ii) welfare or “fringe” benefits, including, without limitation, severance, disability, medical, hospitalization, dental, life or other insurance, health care reimbursement, dependent care assistance, cafeteria plan, or other similar benefits; or (iii) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan” as defined in ERISA Section 3(3) (each such plan listed on Schedule 3.14(b), a “Company Benefit Plan”). To the extent applicable with respect to each Company Benefit Plan, true, correct and complete copies of the most recent documents described below have been made available to Purchaser: (i) IRS determination or approval letter and any outstanding request for a determination letter; (ii) Form 5500 for the most recent plan year, including any attachments or exhibits thereto; (iii) all plan documents and amendments and any written policies or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of material modifications; (v) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments, and (vi) form of letters and notices given to Company Employees under Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices.
(c)    None of the Company Benefit Plans or underlying funding or other agreements will be terminated by the consummation of the transactions contemplated by this Agreement. Each Company Benefit Plan may be amended or terminated by the Purchaser or any of the Group Companies or Blocker Companies on or at any time after the Closing Date. With respect to each Company Benefit Plan, no non-exempt prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 have occurred that would, in each case, result in material liability to a Group Company and/or Blocker Company. (i) All the Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) are set forth in Schedule 3.14(c) and are so qualified; and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially and adversely affect the qualification of such Company Pension Plan.

(d)    No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Group Company or any Blocker Company could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither a Group Company nor any Blocker Company has ever maintained or contributed to or had any obligation to maintain or contribute to or otherwise has any liability with respect to (including by reason of being a member in a controlled group within the meaning of Section 414 of the Code) any plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or a Multiemployer Plan; neither a Group Company nor any Blocker Company is a member of a controlled group (within the meaning of Section 414 of the Code) which contributes to any such plan; neither a Group Company nor any Blocker Company is under common control (within the meaning of Section 414 of the Code) with an employer which contributes to any such plan; and neither a Group Company nor a Blocker Company has incurred any liability under Title IV of ERISA that has not been paid in full.
(e)    Neither a Group Company nor any Blocker Company has any liability or obligation to provide life, medical, or other welfare benefits to former or retired employees or other service providers, other than under COBRA (or any similar applicable state laws requiring the continuation of medical benefits).
(f)    Each Company Benefit Plan and related trust agreement or other funding instrument complies with and has been administered, operated, and maintained in each case, in all material respects, in compliance with its terms and Applicable Law. Except as set forth in Schedule 3.14(f), each Company Benefit Plan and related trust agreement or other funding instrument complies with and has been administered, operated, and maintained in each case, in all material respects, in compliance with its terms and Applicable Law.  Any failures to administer, operate, or maintain in all material respects the Dymatize Enterprises, Inc. 401(k) Savings Plan and any other Company Benefit Plan intended to be qualified under Code Section 401(a) in compliance with its terms or applicable Law disclosed on Schedule 3.14(f), have been or at or prior to the Closing, will be corrected, in all material respects, and without further action required by the Company or its Affiliates or by the Purchaser or its Affiliates at or after the Closing, and without further liability to or with respect to the applicable Company Benefit Plan, the Company or its Affiliates, the participants and beneficiaries in any such Company Benefit Plan, or the Purchaser or its Affiliates at or after the Closing.  True, correct and complete copies of all documents relating to the identification and correction of any such failures, including, without limitation, any calculations, submissions to and correspondence with any governmental agency, plan amendments, and participant or other notices or communications, have been made available to the Purchaser.

(g)    All contributions to the Company Benefit Plans have been made or accrued in accordance with ERISA and the Code and applicable Law. All insurance premiums with respect to each Company Benefit Plan have been paid in accordance with the terms of each Company Benefit Plan and applicable Laws.
(h)    Other than routine claims for benefits, no Company Benefit Plan is subject to any material pending or, to the Knowledge of the Company, threatened action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person, and, to the Knowledge of the Company, no facts exist that would give rise thereto.
(i)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to the payment of any amount that would not be deductible by any Group Company or any Blocker Company pursuant to Code Section 280G. Except as set forth on Schedule 3.14(i), the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any current or former director, independent contractor, Contingent Worker or Company Employee to severance pay, bonus amounts, retirement benefits, unemployment compensation, termination benefits, or any other payment; or (ii) trigger or accelerate the time of payment, funding, or vesting, or increase the amount or value of any benefit or compensation due to any current or former director, independent contractor, Contingent Worker or Company Employee.
(j)    Each Company Benefit Plan and other agreement or arrangement that provides for the deferral of compensation subject to Code Section 409A is, and has been, operated in operational and documentary compliance with Code Section 409A, in each case, in all material respects. No operational or documentary failures have occurred under Code Section 409A with respect to any Company Benefit Plan, whether or not such failures were corrected pursuant to applicable IRS guidance.
3.15    Litigation. Except as set forth on Schedule 3.15, there are no material Actions pending or, to the Knowledge of the Company, threatened against any Group Company or any Blocker Company. There is no material outstanding judgment, injunction, order, consent or decree of any Governmental Body against any Group Company or any Blocker Company. Schedule 3.15 sets forth all material suits, actions or proceedings involving any Group Company or any Blocker Company, involving any current officer, director, shareholder, member or manager of any Group Company or any Blocker Company occurring, arising or existing since January 1, 2010.
3.16    Compliance with Laws Other Than Laws Related to Product Liability and Regulatory Compliance; Permits.
(a)    The Group Companies and each of the Blocker Companies are in compliance, in all material respects, with all Laws (other than Laws that are of the type covered by Section 3.20) of any Governmental Body applicable to its businesses or operations, and no written claims or investigations alleging any material violation by them of any Laws are pending or, to the Knowledge of the Company, threatened.

(b)    Schedule 3.16(b) lists all Permits held by the Group Companies or the Blocker Companies with any Governmental Body which are, individually or in the aggregate, material to the business or operations of any Group Company or any Blocker Company. Each of the Group Companies and Blocker Companies are in compliance, in all material respects, with the terms and conditions of all Permits to which it is a party (other than Environmental Permits, of which Section 3.17 represents the sole representations and warranties related thereto), and each Permit is valid and in full force and effect in all material respects, and none of the Permits will be terminated or become terminable or impaired in any material respect as a direct result of the Transactions contemplated hereby. The Group Companies and Blocker Companies currently have all material Permits which are required for the operation of their business as presently conducted.
3.17    Environmental Matters. Except as set forth on Schedule 3.17 hereto:
(a)    the Group Companies and Blocker Companies are in compliance in all material respects with all Environmental Laws, which compliance includes possessing and complying with all material permits, authorizations and approvals required by Environmental Laws for their operations (collectively, “Environmental Permits”), and neither the Group Companies nor any Blocker Company has any Liability for failure to comply with Environmental Laws;
(b)    there are no claims or proceedings pending or, to the Knowledge of the Company, threatened against any Group Company or any Blocker Company alleging the violation of or Liability under Environmental Laws;
(c)    to the Knowledge of the Company, there are no investigations of the businesses of the Group Companies or Blocker Companies, or currently or previously owned, operated or leased property of the Group Companies or Blocker Companies pending or threatened;
(d)    no real property currently or formerly owned, operated or leased by any of the Group Companies or Blocker Companies is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list;
(e)    there are no active or abandoned aboveground or underground storage tanks owned or operated by any Group Company or any Blocker Company, and any abandoned aboveground or underground storage tanks have been properly abandoned or removed in material compliance with applicable Environmental Laws; and
(f)    the Group Companies and Blocker Companies have provided or otherwise made available to the Purchaser any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Group Companies or Blocker Companies or any currently or formerly owned, operated or leased real property which were conducted for the Sellers, the Group Companies or Blocker Companies or which are in the possession or control of the Sellers, any Group Company or Blocker Company related to any real property currently or formerly owned, operated or leased by the Group Companies.

3.18    Insurance. All insurance policies pertaining to the Group Companies and the Blocker Companies are listed on Schedule 3.18 and are in full force and effect on the date hereof. Schedule 3.18 lists the names of the insured and additional insureds, the expiration date and the annual premium of each policy listed thereon. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Group Companies and the Blocker Companies during such period. True and complete copies of such insurance policies have been made available to the Purchaser. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such insurance policy. Except as set forth in Schedule 3.18, the Group Companies’ and the Blocker Companies’ insurance policies do not provide for any retrospective premium adjustment or other experience based liability on the part of the Group Companies or Blocker Companies, as applicable. Schedule 3.18 lists all claims under any insurance policy by the Group Companies and the Blocker Companies since January 1, 2011.
3.19    Financial Advisors. Except for McColl Partners, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Group Companies in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission or like payment from the Purchaser or a Group Company in respect thereof.
3.20    Product Liability and Regulatory Compliance.The representations and warranties in this Section 3.20 are made with regard to Government Bodies, Applicable Law and Food and Drug Legal Requirements applicable to the products sold or marketed in all applicable jurisdictions.
(a)    Except as set forth in Schedule 3.20(a):
(i)    the Group Companies and the Blocker Companies are in compliance, in all material respects, with each Food and Drug Legal Requirement that is applicable to them;
(ii)    with respect to products and ingredients supplied to the Company or the Company Subsidiaries, the suppliers are in compliance, in all material respects, with each Food and Drug Legal Requirement that is applicable to them;
(iii)    since December 31, 2010, neither a Group Company nor any Blocker Company has received any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Food and Drug Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of a Group Company or any Blocker Company to undertake, or to bear all or any portion of the cost of any material remedial action of any nature;

(iv)    neither a Group Company nor any Blocker Company is subject to any obligation or requirement arising under any consent decree, consent agreement, inspection report or Warning Letter issued to a Group Company or any Blocker Company by or entered into with the U.S. Food and Drug Administration (“FDA”) or the Federal Trade Commission (“FTC”), or any other U.S. or foreign Governmental Bodies or other order from, agreement with, or notice or requirement or commitment made to any other Governmental Bodies with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of a Group Company’s or any of the Blocker Companies’ products.
(v)    there are no investigations, audits, actions, inquiries or other proceedings pending or to the Knowledge of the Company threatened, with respect to a material violation by a Group Company or any Blocker Companies of any Applicable Law with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Group Companies’ or any of the Blocker Companies’ products that reasonably would be expected to result in an administrative, civil, or criminal liability, and, to the Knowledge of the Company, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action, inquiry or other proceeding.
(b)    Except as set forth in Schedule 3.20(b), the raw materials, food and dietary supplements of the Group Companies and the Blocker Companies:
(i)    are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “FFDC Act”), or within the meaning of any other Applicable Law;
(ii)    are not articles which may not, under the provisions of Section 404, 505 and 512 of the FFDC Act, be introduced into interstate commerce;
(iii)    are sanitary and, based on current scientific evidence and industry practice, safe for human consumption when used in accordance with the labeling; and
(iv)    are not the subject of any notices, actions, decrees, citations, investigations, audits, actions, inquiries or other proceedings pursuant to The Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, promulgated by the State of California.
(c)    Except as disclosed in Schedule 3.20(c), or as allowed by law in the applicable jurisdiction, the labeling claims, as well as the advertising and promotional claims, made by any Group Company or any Blocker Company for each of their respective products in each jurisdiction in which such products are sold, are not labeled or promoted as a treatment, prevention or cure for any specific disease or condition and are true and correct in all material respects. Except as noted in Schedule 3.20(c), claims on the labeling and in the advertising and promotional materials of a Group Company or a Blocker Company for products intended to be sold in the United States are limited to allowed health, nutrient content and structure function claims, as defined by FDA.

(d)    The Company has delivered to the Purchaser true, correct and complete copies of:
(i)    all Warning Letters, untitled letters, regulatory letters, notices of inspectional observations or similar notices, or other correspondence, including meeting notes or minutes, if any, from Governmental Bodies relating to the products of any Group Company or any Blocker Company, and their compliance with Food and Drug Legal Requirements and rules and regulations of other Governmental Bodies, and all of the responses thereto, within the last three (3) years; and
(ii)    all written reports of Good Manufacturing Practices audits of a Group Company and the Blocker Companies or, to the extent in the possession of a Group Company or the Blocker Companies’ contract manufacturers, within the last three (3) years.
(e)    Except as disclosed in Schedule 3.20(e), each dietary ingredient used in the manufacture of products by a Group Company or the Blocker Companies complies in all material respects with Applicable Law. All New Dietary Ingredients used in the manufacture of products by Group Companies or the Blocker Companies intended to be sold in the United States comply in all material respects with FDA’s requirements for marketing New Dietary Ingredients. All fillers, shellacs, processing aids, colors and flavors that a Group Company or the Blocker Companies use in their manufacture of the products intended to be sold in the United States are (i) “Generally Recognized as Safe” as determined by FDA, or (ii) food additives approved by FDA. All imported raw materials that a Group Company or the Blocker Companies use in the manufacture of products are legally available in the United States, and no United States import alert restricts the importation of any raw materials used by a Group Company or the Blocker Companies in the manufacture of their products.
(f)    Since December 31, 2010, and except as disclosed in Schedule 3.20(f), none of the products of a Group Company or any Blocker Company have been subject to withdrawal, modification, cancellation or suspension by FDA or any other Governmental Bodies, and no products manufactured, marketed or sold by a Group Company or any Blocker Company have been discontinued (other than for commercial or other business reasons), recalled by FDA or other Governmental Body or subject to a removal or safety alert (whether voluntarily or otherwise). Since December 31, 2010, and except as disclosed in Schedule 3.20(f), no proceedings have occurred (whether completed or pending) seeking to recall, re-label, or seize any product sold or proposed to be sold by a Group Company or any Blocker Company.

(g)    Each of the Group Companies and Blocker Companies are operating in all material respects with Applicable Law and only ships products intended to be distributed in each jurisdiction that are in compliance in all material respects with the Applicable Law relating to the manufacture of food or dietary supplements.
(h)    The Group Companies and Blocker Companies are in compliance in all material respects with all applicable FDA import and export requirements, including prior notices of imported food, certificates of free sale, and record keeping requirements and the Applicable Law equivalent thereof.
(i)    Except as set forth in Schedule 3.20(i), the Group Companies and the Blocker Companies currently have no products liability claims or Action for products liability.
(j)    The representations and warranties in this Section 3.20 represent the sole representations and warranties of the Group Companies and the Blocker Companies with respect to any products liability or regulatory compliance matters relating to any Group Company or any Blocker Company.
3.21    Affiliate Transactions.
(a)    Except as set forth on Schedule 3.21(a), there are no loans, leases, Contracts or other agreements or transactions between a Group Company or Blocker Company, on the one hand, and any Affiliate, employee, security holder, Seller, director or officer of a Seller or any Group Company or Blocker Company, or, to the Company’s Knowledge, any immediate family member or Affiliate of any of the foregoing persons, on the other hand.
(b)    Except as set forth on Schedule 3.21(b), neither the Sellers nor any employee, manager, director, manager or officer of any Group Company or Blocker Company, or to the Company’s Knowledge, any of their respective spouses or immediate family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, client, reseller, vendor or technology partner of any Group Company or Blocker Company, or any organization which has a Contract or arrangement with a Group Company or Blocker Company.
(c)    Except as set forth on Schedule 3.21(c), no Group Company or Blocker Company employs or retains any Related Person as a consultant or independent contractor. A “Related Person” shall mean the immediate family members, spouses, siblings and sibling’s spouses, nephews and nieces of any senior level employee, officer or director of any Group Company.
3.22    No Undisclosed Liabilities. Except as set forth in Schedule 3.22, none of the Group Companies or Blocker Companies are subject to or have any material Liability except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of the business (none of which result from, arise out of, relate to or are in the nature of or caused by any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law) and (iii) Liabilities of a type not required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP.

3.23    Customers and Suppliers. Schedule 3.23 sets forth a true, correct and complete list of names and addresses of the ten (10) largest customers by 2012 annual revenue, the ten (10) largest customers by 2013 annual revenue through October 31, 2013, the ten (10) largest suppliers by 2012 annual expenditures, and the ten (10) largest suppliers by 2013 annual expenditures through October 31, 2013, in each case of the Group Companies and Blocker Companies, and the dollar amount of purchases or sales which each such customer or supplier represented during the year ended December 31, 2012 and the ten (10) months ended October 31, 2013, respectively. Except as set forth in Schedule 3.23, to the Knowledge of the Company, no such customer or supplier set forth in Schedule 3.23 has notified any Seller, any Group Company or Blocker Company that it intends to cease or substantially reduce the purchase or supply of products, goods or services of or to the business of the Group Companies and Blocker Companies.
3.24    Inventory. All inventory of the Group Companies and the Blocker Companies to be included in the calculation of Net Working Capital consists or will consist of a quality and quantity usable and salable in the ordinary course of business consistent with past practice (except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established) and are valued at the lower of cost or market using the first in, first out (FIFO) method. All such inventory is owned by a Group Company or a Blocker Company free and clear of all Liens, other than Permitted Exceptions, and is located at one or another of the addresses listed in Schedule 3.9(a). The completion, manufacture or sale or other disposition of such inventory after the Closing shall not require the consent or approval of any Person and shall not constitute a breach or default under any Contract (provided all consents and approvals and giving the notices set forth in Schedule 3.3(c) shall have been obtained).
3.25    Accounts Receivable. All accounts receivable of the Group Companies and Blocker Companies to be included in the calculation of Net Working Capital (except for which adequate reserves have been established) represent or shall represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of business and constitute only valid, undisputed claims of the Group Companies and the Blocker Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts recorded in the ordinary course of business consistent with past practice.
3.26    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto) and the other Transaction Documents, none of the Sellers, the Blocker Companies, or the Group Companies makes any other express or implied representation or warranty with respect to the Blocker Companies, the Group Companies, and the Sellers. Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto) and the other Transaction Documents, the Blocker Companies, the Group Companies and the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or its Affiliates or representatives (including any opinion, information (including that provided in any “data room”), projection or advice that may have been or may be provided in respect of the Blocker Companies or the Group Companies to the Purchaser by any director, officer, manager, employee, agent, consultant or representative of the Blocker Companies, the Group Companies, the Sellers or any of their respective Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed and the disclosure of any matter or item in any one Schedule shall be deemed disclosed in all other relevant Schedules where the applicability of such matter or item to another Schedule is reasonably apparent on the face of such disclosure or such item.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER COMPANIES
Each of the Blocker Companies hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing that:
4.1    Organization and Good Standing. Such Blocker Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as now conducted. Such Blocker Company is duly qualified and authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
4.2    Authorization of Agreement. Such Blocker Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Blocker Company in connection with the consummation of the Transactions contemplated by this Agreement (such other agreements together with this Agreement, the “Blocker Company Documents”), and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of the Blocker Company Documents and the consummation of the Transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of such Blocker Company. This Agreement has been, and each of the other Blocker Company Documents as of the date hereof, duly and validly executed and delivered by such Blocker Company. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and the other Blocker Company Documents will constitute, the legal, valid and binding obligation of such Blocker Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by such Blocker Company of the Blocker Company Documents, the consummation of the Transaction, or compliance by such Blocker Company with any of the provisions thereof will violate any provision in such Blocker Company’s organizational documents or, cause such Blocker Company to breach any Law or Order of any Governmental Body that is applicable to such Blocker Company.

(b)    No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Blocker Company in connection with the execution and delivery of the Blocker Company Documents, or the compliance by such Blocker Company with any of the provisions thereof, or the consummation of the Transaction, except for the filing of a Notification and Report Form For Certain Mergers and Acquisitions by the Sellers the Blocker Companies and the Group Companies under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.
4.4    Capitalization.
(a)    The authorized, issued and outstanding stock of such Blocker Company is as set forth on Schedule 4.4(a). All of the issued and outstanding stock of such Blocker Company have been duly and validly authorized and issued and have been offered, issued, sold and delivered, free and clear of any and all Liens and restrictions on transfer (other than pursuant to federal and state securities laws), in compliance with applicable federal and state securities laws and not in violation of any preemptive rights, rights of first refusal, put or call rights or obligations or anti‑dilution rights with respect to the issuance, sale or redemption of such stock.
(b)    There are no authorized or outstanding: (i) options, warrants, calls or rights of any character to acquire equity or debt interests from such Blocker Company; (ii) authorized or outstanding equity or debt securities of such Blocker Company convertible into or exchangeable for equity or debt securities of such Blocker Company or (iii) phantom equity, stock appreciation rights or similar equity-like rights of such Blocker Company. Such Blocker Company is not a party to any voting trust or other Contract with respect to the voting, redemption, purchase, registration, sale, transfer or other disposition of its capital stock.
4.5    Ownership of the Blocker Company Securities. Such Blocker Company is the record owner of the number and type of Blocker Company Securities set forth opposite such Blocker Company’s name on Schedule 4.5, free and clear of any and all Liens.
4.6    Litigation. There are no Actions pending or, to the Knowledge of such Blocker Company, threatened against such Blocker Company or any of its assets.
4.7    Financial Advisors. Except for McColl Partners, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for such Blocker Company in connection with this Agreement and the transactions contemplated by this Agreement who would be entitled to any fee or commission or like payment from such Blocker Company or any Group Company.
4.8    Taxes.
(a)    Each of the Blocker Companies have filed all material Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns are complete and accurate in all material respects.
(b)    All material Taxes due and owing by the Blocker Companies (whether or not shown on the Tax Returns of the Blocker Companies) have been paid unless (i) such Taxes are being contested are in good faith; and (ii) adequate reserves have been established, or will be established prior to the Closing Date, for such Taxes on the Interim Financial Statements.

(c)    Except as described in Schedule 4.8(c), none of the Blocker Companies currently is the beneficiary of any extension of time within which to file any Tax Return.
(d)    There are no Liens for Taxes (other than Taxes not yet due and payable or liabilities with respect to which are being contested in good faith, and for which adequate reserves have been established, or will be established prior to the Closing Date, for such Taxes on the Interim Financial Statements) upon any of the assets of any of the Blocker Companies.
(e)    No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Blocker Companies. None of the Blocker Companies has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where the Blocker Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Blocker Companies.
(f)    None of the Blocker Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)    The Blocker Companies use the accrual method of accounting in computing their taxable income for federal income Tax purposes.
(h)    None of the Blocker Companies has been notified in writing by any foreign, federal, state or local Tax authority in any jurisdiction in which such Blocker Company does not currently file Tax Returns that it is or may be required to file Tax Returns in such jurisdiction.
(i)    All material Taxes that each of the Blocker Companies was required to withhold and pay over to any Tax authority have been withheld and timely paid over, or to the extent not yet due and payable, have been deposited in a segregated account, and all material Forms W‑2 and 1099 with respect thereto have been properly completed in all material respects and filed.
(j)    None of the Blocker Companies is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b)(2).
(k)    None of the Blocker Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii)    ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;
(iv)    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
(v)    installment sale or open transaction disposition made on or prior to the Closing Date;
(vi)    prepaid amount received on or prior to the Closing Date; or
(vii)    election under Section 108(i) of the Code.
(l)    Within the past 3 years, none of the Blocker Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(m)    None of the Blocker Companies has been a U.S. real property holding company as defined in Section 897 of the Coded during the five year period ending on the Closing Date.
(n)    None of the Blocker Companies (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person under Reg. §1.1502‑6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, or is a party to any Tax sharing or allocation agreement, other than any such agreement or contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.
(o)    The representations and warranties in this Section 4.8 represent the sole representations and warranties of the Blocker Companies with respect to Taxes.
4.9    Assets, Liabilities and Business. The sole assets of such Blocker Company is the Blocker Company Securities set forth opposite such Blocker Company’s name on Schedule 4.5. Such Blocker Company has no Liabilities except as set forth in Schedule 4.9. Such Blocker Company does not carry on, nor has it ever carried on, any business other than the holding of the Blocker Company Securities set forth opposite such Blocker Company’s name on Schedule 4.5 and activities incidental thereto or derived therefrom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each of the Sellers (severally and not jointly and severally) hereby represents to the Purchaser as of the date hereof and as of the Closing that:
5.1    Authorization of Agreement. Such Seller has all requisite corporate or limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (such other agreements together with this Agreement, the “Seller Documents”), and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each of the other Seller Documents will be as of the date hereof, duly and validly executed and delivered by such Seller. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and the other Seller Documents will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.2    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by such Seller of the Seller Documents, the consummation of the Transaction, or compliance by such Seller with any of the provisions thereof will cause such Seller to breach any Law or Order of any Governmental Body that is applicable to such Seller.
(b)    No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of the Seller Documents, or the compliance by such Seller with any of the provisions thereof, or the consummation of the Transaction, except for the filing of a Notification and Report Form For Certain Mergers and Acquisitions by the Seller and the Group Companies under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.
5.3    Organization and Good Standing. Such Seller is a corporation, limited liability company or limited partnership, as applicable, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite power and authority to conduct its business as now conducted. Such Seller is duly qualified and authorized to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect or where the failure to be so qualified, authorized or in good standing would not have a material and adverse effect on such Seller’s ability timely to consummate the transactions contemplated hereby.

5.4    Capitalization.
(a)    (i) The TA Funds and Imperial collectively own all of the authorized Purchased Blocker Securities, (ii) Management Holdco owns all of the authorized Purchased Class C Units, and (iii) Dymatize Equity Plan owns all of the authorized Purchased Class D Units, in each case as set forth on Schedule 5.4(a). All of the issued and outstanding Purchased Securities have been duly and validly authorized and issued to the applicable Seller in compliance with applicable federal and state securities laws.
(b)    There are no authorized or outstanding: (i) options, warrants, calls or rights of any character to acquire equity or debt interests from such Seller; (ii) authorized or outstanding equity or debt securities of such Seller convertible into or exchangeable for equity or debt securities of such Seller or (iii) phantom equity, stock appreciation rights or similar equity-like rights. Except as set forth on Schedule 5.4(b) and in the Company Operating Agreement, such Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, purchase, registration, sale, transfer or other disposition of its capital stock.
5.5    Litigation. There are no material Actions pending or, to the Knowledge of such Seller, threatened that could be reasonably likely to prohibit or restrain the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby.
5.6    Financial Advisors. Except for McColl Partners, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for such Seller in connection with this Agreement and the transactions contemplated by this Agreement who would be entitled to any fee or commission or like payment from such Seller or any Group Company.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing that:
6.1    Organization and Good Standing. The Purchaser is a Delaware limited liability company, validly existing and in good standing under the laws of the state of its formation and has all requisite company power and authority to conduct its business as heretofore conducted. The Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material and adverse effect on the Purchaser’s ability timely to consummate the transactions contemplated hereby.
6.2    Authorization of Agreement. The Purchaser has full company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby (including this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Purchaser of each Purchaser Document has been duly authorized by all necessary company action on behalf of the Purchaser. This Agreement has been, and each other Purchaser Document will be as of the date hereof, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 6.3(a) hereto, none of the execution and delivery by the Purchaser of Purchaser Documents, the consummation of the Transaction, or compliance by the Purchaser with any of the provisions thereof will: (i) cause the Purchaser to materially breach any Law or Order of any Governmental Body that is applicable to the Purchaser; (ii) conflict with or result in a violation of any organizational document of the Purchaser; or (iii) conflict with or result in a material breach of any of the terms, conditions or provisions of any material agreement or instrument to which the Purchaser is a party or by which the Purchaser may be bound, or constitute a default thereunder.
(b)    No waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of any Purchaser Documents or the compliance by the Purchaser with any of the provisions thereof, except for: (i) such waivers, Orders or Permits the failure of which to obtain would not have a material and adverse effect on the Purchaser’s ability timely to consummate the Transactions contemplated hereby; and (ii) the filing of a Notification and Report Form For Certain Mergers and Acquisitions by the Purchaser under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.
6.4    Litigation. There are no material Actions pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
6.5    Investment Intention. The Purchaser is acquiring the Purchased Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. The Purchaser understands that the Purchased Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is entering into the Purchaser Documents to which it is a party with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks; and the Purchaser is a sophisticated entity familiar with transactions similar to those contemplated by the Purchaser Documents.

6.6    Financial Advisors. Except for SunTrust Robinson Humphrey, Inc., no Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for the Purchaser in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.
6.7    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that the Company, the Blocker Companies and the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company, the Blocker Companies and the Sellers, as the case may be, in this Agreement or in any of the Transaction Documents, and the Purchaser acknowledges and agrees that, except for the representations and warranties contained herein and therein, the assets and the business of the Company, the Company Subsidiaries and the Blocker Companies are being transferred on a “where is” and, as to condition, “as is” basis. The Purchaser further represents that none of the Company, the Blocker Companies, the Sellers, any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries, the Blocker Companies, the Sellers, or the transactions contemplated by this Agreement not expressly set forth in this Agreement or in any of the Transaction Documents, and none of the Company, the Company Subsidiaries, the Blocker Companies, the Sellers, any of their respective Affiliates nor any other Person will have or be subject to any Liability to the Purchaser or any other Person resulting from the distribution to the Purchaser or its representatives or the Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Company and the Company Subsidiaries relating to the Company and the Company Subsidiaries or other publications or data room information provided to the Purchaser or its representatives, or any other document or information in any form provided to the Purchaser or its representatives in connection with the sale of the Purchased Securities and the transactions contemplated hereby. The Purchaser further acknowledges that any projections provided by the Company are for illustrative purposes only and do not form the basis of any Liability.
6.8    Required Financing.The Purchaser has sufficient currently-available funds on hand to consummate the Transaction, including, without limitation, to (a) pay the Gross Purchase Price and adjustments thereto pursuant to this Agreement, and (b) pay any fees and expenses for which the Purchaser is responsible pursuant to the terms of this Agreement.
ARTICLE VII
COVENANTS
7.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth in the final paragraph of this Section 7.1 or in Schedule 7.1, the Blocker Companies and Company shall, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries to, unless otherwise consented to by the Purchaser in writing (which shall not be unreasonably withheld, delayed or conditioned) conduct their respective businesses in the ordinary course in all material respects consistent with past practice, including with respect to the preservation of the goodwill of the suppliers, contractors, licensors, employees, customers and distributors of the Group Companies and the Blocker Companies and others having business relations with the Group Companies and the Blocker Companies and refrain from making any material change in the lines of business or products. Between the date of this Agreement and the Closing Date, the Blocker Companies and Company shall not, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries not to, unless otherwise consented to by the Purchaser in writing (which shall not be unreasonably withheld, delayed or conditioned):

(a)    purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the business, other than such acquisitions or capital expenditures that do not exceed $500,000, in the aggregate;
(b)    sell, lease or otherwise transfer or dispose of any assets, properties or interests of any of the Group Companies or Blocker Companies that are material, either individually or in the aggregate, to the business, other than (A) any such sale, transfer or disposition to a Group Company, (B) the sale of inventory in the ordinary course of business and (C) the disposition of obsolete or certain other assets not used in the business during the twelve (12) months preceding the date hereof in the ordinary course of business;
(c)    create, incur, assume or otherwise become liable, or agree to create, incur, assume or otherwise become liable, with respect to any Indebtedness or grant any Lien with respect to the assets of any of the Group Companies or Blocker Companies, in each case other than Permitted Exceptions; provided, however, that in the ordinary course of business, Group Companies may incur additional obligations or liabilities of not more than $250,000 in the aggregate;
(d)    make any loan to any third party other than trade payables in the ordinary course of business;
(e)    make any change or incur any obligation to make a change in its organizational documents or authorized or issued equity;
(f)    (i) make any material change in the benefits provided or compensation payable or to be provided or to become payable to any of its officers, employees, agents or independent contractors (other than increases in the ordinary course of business consistent with past practices), (ii) grant any severance or termination pay to, or enter into or materially amend any employment, severance or other agreement or arrangement with, any of its directors, managers, officers, independent contractors or employees, other than in the ordinary course of business, (iii) establish, adopt or enter into or materially amend any bonus, incentive, deferred compensation, profit sharing, equity option or purchase, insurance, pension, retirement or other employee benefit plan (except any Transaction bonuses payable by a Group Company to any of their respective managers, directors, officers or employees upon consummation of the Transaction and accounted for as a Transaction Expense); (iv) enter into or materially amend any collective bargaining agreement, labor contract, or other Contract with any labor organization or union;

(g)    make or change any material election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Group Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Group Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Group Companies of for any period ending after the Closing Date or materially decreasing any Tax attribute of the Group Companies existing on the Closing Date;
(h)    effect any dissolution, winding-up, liquidation or termination of any of the Group Companies;
(i)    cancel or terminate any insurance policy without obtaining comparable substitute insurance coverage;
(j)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;
(k)    sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property, or amend or modify any existing agreements or rights with respect to any material Intellectual Property of, or used by, any of the Group Companies;
(l)    acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;
(m)    terminate, materially adversely modify or amend any Material Contract, or enter into any Contract that would be a Material Contract if in existence as of the date hereof;
(n)    terminate, modify, amend or exercise any option to extend or waive any material right under any Real Property Lease;
(o)    make any material change in the accounting methods or policies of the Group Companies, unless such change is required by GAAP;
(p)    issue, deliver or sell any securities of any of the Group Companies or enter into, issue or grant any agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of any of the Group Companies;
(q)    sell, lease, sublease, license or otherwise transfer or dispose of any interest in any Company Property, or portion thereof; or
(r)    agree to do any of the foregoing.

For the sake of clarity, nothing contained in this Agreement shall (i) prohibit or restrict the Group Companies’ or the Blocker Companies’ ability to make withdrawals, borrow funds or make payments or pre-payments under any term loan, mortgage, revolving line of credit or similar facility, or any other debt obligations or (ii) prohibit or restrict the Group Companies’ ability to accelerate the vesting under any equity incentive arrangements or to repurchase any equity pursuant to the terms of any such arrangement.
7.2    Access to Information.
(a)    Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Sellers and the Company shall, and shall cause each of the Group Companies and each of their respective officers, employees and agents to, give the Purchaser and its authorized representatives, upon reasonable notice and during times mutually convenient to the Purchaser and the Company’s senior management, reasonable access to the facilities, properties, key employees, books and records of the Group Companies as from time to time may be reasonably requested in writing.
(b)    Neither the Purchaser nor any of its Affiliates shall prior to the Closing Date, without the prior consent of the Sellers’ Representative (which shall not be unreasonably withheld, delayed or conditioned), have any contact whatsoever with respect to the Group Companies or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, landlord, vendor, franchisee, supplier, employee or consultant of the Company or any of the Company Subsidiaries. All requests by the Purchaser for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company in writing.
7.3    Confidentiality. The parties shall adhere to the terms and conditions of that certain confidentiality agreement, dated as of June 27, 2013, by and among the Company and the Purchaser (the “Confidentiality Agreement”). Upon Closing, the Confidentiality Agreement shall terminate.
7.4    Regulatory and other Authorizations; Consents.
(a)    The parties hereto shall use their respective reasonable best efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, subject to the further provisions of this Section 7.4. If required by the HSR Act and if the appropriate filing of a Notification and Report Form For Certain Mergers and Acquisitions pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing of a Notification and Report Form For Certain Mergers and Acquisitions with respect to the Transaction within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information or objections from any Governmental Body or filings in respect thereof, including using reasonable best efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transaction. The Purchaser shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the HSR Act. Each of the Company and the Purchaser hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the FTC, the Antitrust Division of the United States Department of Justice or any other Governmental Body, as applicable, for the Transaction as may be necessary to secure termination of such waiting periods or obtain such approval. The Company and the Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Purchaser further agrees to take such action (including agreeing to hold separate or to divest any of the businesses, products or assets of the Purchaser, any of the Company Subsidiaries and their respective Affiliates) as may be required (i) by the applicable Governmental Body in order to resolve such objections as such Governmental Body may have to the Transaction under Applicable Law, or (ii) by any court or similar tribunal, in any Action brought by a private party or Governmental Body challenging the Transaction as violative of any Applicable Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the Transaction. For the avoidance of doubt, the Purchaser shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the FTC, the

Antitrust Division of the United States Department of Justice or other Governmental Body, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any Action, and (iii) no other matter relating to any antitrust or competition Law, would preclude consummation of the Transaction.
(b)    The Purchaser shall use its reasonable best efforts to assist the Company in obtaining the consents of third parties listed in Schedule 3.3(c), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request and (ii) executing agreements to effect the assumption of such agreements on or before the Closing Date.
7.5    Indemnification.
(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a manager, director, officer, employee, fiduciary or agent of the Company or the Company Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a manager, director, officer, employee, fiduciary or agent of the Company or the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company hereby agrees to cooperate and use its reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Closing Date the Company shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Closing Date), (A) the Company shall promptly pay expenses incurred by each Indemnified Party as the same are incurred in advance of the final disposition of any claim, suit, proceeding or investigation to such Indemnified Party, (B) the Indemnified Parties may retain counsel satisfactory to the Company, and the Company shall pay all fees and expenses of such counsel for the Indemnified Parties within fifteen (15) days after statements therefor are received, and (C) the Company will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further that the Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non‑appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, must notify the Company thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company except to the extent such failure to notify materially prejudices the Company.

(b)    The Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former manager, director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries provided for in their respective organizational documents or otherwise in effect as of the date hereof shall continue in full force and effect indefinitely. Without limiting the general indemnification rights of the Indemnified Parties under this Section 7.5, from and after the Closing Date, the Company also agrees to indemnify and hold harmless the present and former officers, managers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company or the Company Subsidiaries to the extent listed as a Material Contract in Schedule 3.12(a).
(c)    The parties hereby acknowledge that certain of the Indemnified Parties (the “Fund Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the TA Funds and certain of their respective affiliates (collectively, the “Fund Indemnitors”). The parties hereby agree that, for purposes of this Section 7.5, (i) the Company is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), (ii) the Company shall be required to advance the full amount of any and all expenses incurred by the Fund Indemnitees and shall be liable for the full amount of any and all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the Company’s organizational documents (or any agreement between the Company and the Fund Indemnitees listed in Schedule 3.12(a)), without regard to any rights that the Fund Indemnitee may have against the Fund Indemnitors, and, (iii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The parties further agree that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which any Fund Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company. The parties further agree that the Fund Indemnitors are express third party beneficiaries of the terms hereof.

(d)    On or prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing managers’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s managers and officers in a form acceptable to the Company that shall provide such managers and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the managers’ and officers’ liability insurance coverage presently maintained by the Company. The Sellers shall bear the cost of the D&O Tail as a Transaction Expense, and after the Closing Date shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.
(e)    The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.5 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).
(f)    If, after the Closing Date, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of the Company, as the case may be, assume the obligations set forth in this Section 7.5.
7.6    Books and Records. In order to facilitate the resolution of any claims made against or incurred by any party hereto prior to or after the Closing, or to the extent that such access may reasonably be required by Sellers in connection with any matter relating to or affected by the operations of the Blocker Companies or the Group Companies on or prior to the Closing Date, for a period of six (6) years after the Closing, the Purchaser shall (and shall cause the Company to):
(a)    retain the books and records (including personnel files) relating to the business of the Company and the Company Subsidiaries relating to periods prior to the Closing Date in a manner reasonably consistent with the prior practices of the Company and the Company Subsidiaries; and
(b)    upon reasonable notice, afford the Sellers’ Representative reasonable access (including the right to make photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser, the Blocker Companies and the Group Companies shall not be required to violate any obligation of confidentiality to which the Purchaser, the Blocker Companies or any Group Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.6; provided further, however, that in any such case, the Purchaser shall, and shall cause any applicable Blocker Company or Group Company to, reasonably cooperate with the Sellers’ Representative to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours; provided, however, that the Sellers and the Sellers’ Representative acknowledge and agree that such access shall not interfere unreasonably with the operations of the Blocker Companies, the Group Companies or the Purchaser. The Sellers’ Representative shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.6. If the Purchaser, the Blocker Companies or the Group Companies shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, the Purchaser shall, prior to such disposition, give the Sellers’ Representative a reasonable opportunity, at the Sellers’ Representative’s expense, to segregate and remove such books and records as Sellers’ Representative may select and thereafter the Purchaser may dispose of any such books and records not so segregated or removed by the Sellers’ Representative.

7.7    Publicity. None of the parties hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the judgment of such Person, disclosure is otherwise required by Applicable Law; provided, that, to the extent required by Applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other parties with respect to the text thereof. Notwithstanding the foregoing, the TA Funds and their respective Affiliates may disclose the terms and conditions of this Agreement and the transactions contemplated hereby to their current or potential investors in the ordinary course of their private equity businesses; provided, however, that such disclosure shall in all cases be subject to a confidentiality, non-disclosure or similar agreement to which any such current or potential investor shall be bound.
7.8    Employee Matters. Immediately following the Closing Date, all Company Employees will remain employed with total compensation and benefits, in the aggregate, substantially comparable to the total compensation and benefits, in the aggregate, for similarly situated employees of the Purchaser. Post and the Purchaser shall cause the Company to perform all of its obligations in any employment agreement by and between a Company Employee and the Company or any of the Company Subsidiaries. With respect to any Company Employee, the Purchaser shall and/or shall cause its Affiliate to, as applicable, (i) cause to be waived any waiting period and restrictions and limitations for pre-existing conditions or insurability (except for pre-existing conditions that were excluded under employee welfare benefit plans maintained by the Company), (ii) provide all Company Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any applicable benefit plans or compensation plans of the Purchaser or its affiliates for all periods of employment with the Company and/or the Company Subsidiaries (or any predecessor entities) prior to the Closing Date, and (iii) cause to be credited any deductible or maximum out-of-pocket payments made by such Company Employees under employee welfare benefit plans maintained by the Company or the Company Subsidiaries, so as to reduce the amount of any deductible or maximum out-of-pocket payments payable by such Company Employees under applicable welfare benefit plans of the Purchaser (or its affiliates). Nothing in this Agreement shall create any obligation on the part of Purchaser or its affiliates to continue the employment of any Company Employee for any definite period following the Closing Date, and nothing in this Agreement shall preclude Purchaser or its affiliates from altering, amending, or terminating any employee benefit plans, or the participation of any of its employees in such plans, at any time. The Purchaser shall not, at any time prior to 180 days after the Closing Date, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or the Company Subsidiaries without complying fully with the requirements of WARN or such applicable state law. Nothing herein shall or shall be deemed to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties hereto. Except as provided in Section 7.5, no Company Employee (other than the Company Employees set forth on Schedule 7.8, who shall each be deemed an express third party beneficiary of this Agreement solely with respect to the second sentence of this Section 7.8 as it relates to their particular employment agreement set forth on Schedule 7.8) or other current or former employee or service provider of the Company or the Company Subsidiaries, including any beneficiary or dependent thereof, shall be a third party beneficiary of any of the agreements or obligations of the parties hereunder or otherwise be entitled to assert any claim hereunder. Prior to the Closing, the Group Companies and Blocker Companies, as applicable, shall adopt resolutions of the applicable Board(s) to terminate the Dymatize Enterprises, Inc. 401(k) Savings Plan, and any other Company Benefit Plan intended to be qualified under Code Section 401(a), effective prior to the Closing Date or such other time reasonably requested by Purchaser. In addition, prior to the Closing, the Group Companies and Blocker Companies shall take such reasonable actions as Purchaser may reasonably request to terminate, freeze or amend all or certain of the Company Benefit Plans in the manner requested by Purchaser, effective immediately prior to the Closing Date or such other time reasonably requested by Purchaser.

7.9    Tax Matters.
(a)    Cooperation on Tax Matters. No Group Company nor Blocker Company shall amend, file, re-file or otherwise modify any applicable portion of any Tax Return or Tax election of any Group Company or Blocker Company for any taxable period ending on or before the Closing Date or any Straddle Period, or take any other action with respect to such a Tax Return, that could reasonably be expected to increase the liability of any Seller for Taxes, without the prior written consent of the Sellers’ Representative. Except as otherwise contemplated by this Agreement, no Group Company nor Blocker Company shall take any action on the Closing Date or after the Closing that is outside the ordinary course of business, including, for the avoidance of doubt, filing an election pursuant to Section 338(g) of the Code. After the date of this Agreement, no Group Company or Blocker Company shall, without the written consent of the Sellers’ Representative, agree to waive or extend the statute of limitations relating to any Taxes of any Group Company or Blocker Company for any taxable period ending on or prior to the Closing Date or any Straddle Period. Following the Closing, the Purchaser and the Sellers shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Group Companies and the Blocker Companies. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

(b)    The Parties agree that, for all applicable Tax purposes, the transactions contemplated by this Agreement shall not, in themselves, constitute a termination of the Company within the meaning of Code Section 708. The Parties agree that there shall be an interim closing of the books of the Company with respect to the membership interests in the Company held by Management Holdco and Dymatize Equity Plan prior to the Closing Date under Code Section 706 with respect to Management Holdco and Dymatize Equity Plan, effective as of the Closing Date, and accordingly, the income, gain, loss and deduction (and items thereof) for the portion of the taxable year of the Company in which the Closing occurs prior to and including the Closing Date shall be allocated solely to the holders of record prior to the Closing Date and not the Purchaser.
(c)    Tax Returns. The Sellers’ Representative shall prepare and file or cause to be prepared and filed, at the expense of the Sellers, all Tax Returns that are filed after the Closing Date by or with respect to the Group Companies and the Blocker Companies with respect to taxable periods ending on or prior to the Closing Date or Straddle Periods (“Pre-Closing Tax Returns”). The Sellers’ Representative shall prepare or cause to be prepared such Pre-Closing Tax Returns in a manner consistent with such Group Company’s or Blocker Company’s, as applicable, past practice unless otherwise required by Applicable Law. The applicable Group Company or Blocker Company shall deliver a draft of such Pre-Closing Tax Returns to the Purchaser for its review and comment not less than thirty (30) Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). The Sellers’ Representative shall consider any such reasonable comments in good faith prior to filing such Pre-Closing Tax Returns. The parties agree that in filing the income Tax Returns for the Company for the taxable year of the Company that includes the Closing Date the Sellers’ Representative shall cause the Company to make an election under Section 754 and the corresponding provisions of foreign, state and local income Tax Law, if the Company does not already have a valid election under Section 754 of the Code for such taxable year of the Company.
(d)    Tax Refunds.
(i)    Company Tax Refunds.    Any refunds for Taxes (including any interest in respect thereof) received by the Company or Company Subsidiaries and any amounts credited against Taxes to which any of the Company or Company Subsidiaries becomes entitled (including by way of any amended Tax Return), that relate to a taxable period ending on or prior to the Closing Date or a Straddle Period of the Company or Company Subsidiaries shall be property of the Sellers. The applicable Company or Company Subsidiaries shall pay to the Seller Representative any such refund or the amount of any such credit within fifteen (15) days after receipt of such a Tax refund or entitlement to such an amount credited against Taxes; provided that, if and only to the extent that the Escrow Amount has been exhausted or has been released in accordance with the terms and conditions of the Escrow Agreement, the Purchaser may first apply any such refund against any indemnity obligations of the Sellers under this Agreement at the time the refund is received by the Purchaser or the Company or Company Subsidiaries, and shall only be required to pay the net amount remaining after satisfaction of such indemnity obligations to the Seller Representative. Upon a request from the Sellers’ Representative, the Purchaser shall, as soon as is reasonably practicable, cause the Group Companies or the Blocker Companies, at Sellers’ expense, to file any amended Tax Return or application for Tax refund in order to obtain a Tax refund (or credit for overpayment) that the Sellers are entitled to pursuant to this Section, and the Purchaser, Company or Company Subsidiaries shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser and the Company or Company Subsidiaries to perfect their rights in and obtain the Tax refunds contemplated by this Section; provided that Purchaser shall not be required to file such amended Tax Returns if advised by its Tax Return preparer that doing so may subject the Group Companies to penalties or as a result the Tax Return preparer refuses to sign a Tax Return.

(ii)    Blocker Company Tax Refunds.    Any refunds for Taxes (including any interest in respect thereof) received by the Blocker Companies and any amounts credited against Taxes to which any of the Blocker Companies becomes entitled (including by way of any amended Tax Return), that relate to a taxable period ending on or prior to the Closing Date or a Straddle Period of the Blocker Companies shall be property of the Blocker Company Sellers that previously owned the Blocker Company that is entitled to such Tax refund or credit. The applicable Blocker Company shall pay to the Seller Representative any such refund or the amount of any such credit within fifteen (15) days after receipt of such a Tax refund or entitlement to such an amount credited against Taxes; provided that, if and only to the extent that the Escrow Amount has been exhausted or has been released in accordance with the terms and conditions of the Escrow Agreement, the Purchaser may first apply any such refund against any indemnity obligations of the Blocker Company Sellers with respect to such Blocker Company that received such Tax refund under this Agreement at the time the refund or credit is received by the Purchaser or the applicable Blocker Company and shall only be required to pay the net amount remaining after satisfaction of such indemnity obligations of such Blocker Company Sellers to the Seller Representative. Upon a request from the Sellers’ Representative, the Purchaser shall, as soon as is reasonably practicable, cause Blocker Companies, at appropriate Blocker Company Sellers’ expense, to file any amended Tax Return or application for Tax refund in order to obtain a Tax refund (or credit for overpayment) that the Blocker Company Sellers are entitled to pursuant to this Section, and the Purchaser and Blocker Companies shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser and the Blocker Companies to perfect their rights in and obtain the Tax refunds contemplated by this Section; provided that Purchaser shall not be required to file such amended Tax Returns if advised by its Tax Return preparer that doing so may subject the Blocker Companies to penalties or as a result the Tax Return preparer refuses to sign a Tax Return.
(e)    For purposes of this Agreement, in the case of any taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of a Tax that is an income Tax or that is otherwise based on gross income, sales or gross receipts, or specific transactions, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if a separate Tax Return was filed with respect to such Taxes for the portion of the Straddle Period ending on the Closing Date (as of the end of the day) using a “closing of the books methodology;” (and for such purposes the taxable year of any partnership, pass-through entity or other person whose taxable year does not end on the Closing Date in which a Group Company or Blocker Company owns a beneficial interest shall be deemed to terminate on the Closing Date) except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as, for example, depreciation or capital allowances) shall be apportioned on a per-diem basis, and (B) in the case of a tax, including real property Taxes, that is not an income Tax, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period.

(f)    As promptly as practicable after determination of the Net Purchase Price, the Purchaser shall prepare or cause to be prepared, and shall submit to the Sellers’ Representative, (x) a balance sheet of the Company, as of the Closing Date, that sets out the tax basis of the assets owned by the Company and the Company Subsidiaries on the Closing Date and the amount of the liabilities of the Company and the Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”) and (y) a balance sheet of the Company, as of the Closing Date, that sets out the fair market value of the assets owned by the Company on the Closing Date and the amount of the liabilities of the Company on the Closing Date (the “Fair Market Value Balance Sheet”). The Fair Market Value Balance Sheet shall (A) be computed by reference to the principles for the allocation of the Net Purchase Price attached hereto as Schedule 7.9(f) and (B) contain sufficient detail to permit the parties to make the computations and adjustments required under Section 743(b), Section 751 and Section 755 of the Code with respect to the transactions contemplated under this Agreement. The parties shall cooperate to update the Fair Market Value Balance Sheet to reflect any further adjustments to the Net Purchase Price in a manner consistent with the principles used to create the Fair Market Value Balance Sheet. The parties shall, and shall cause the Company to, report the Tax consequences of the sale and other transactions contemplated by this Agreement in a manner consistent with the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet, and shall not take any action or position that is inconsistent therewith.
7.10    No Solicitations. Until the earlier of (i) the termination of this Agreement or (ii) the consummation of the Transaction, none of the Sellers, the Sellers’ Representative, the Blocker Companies, nor the Group Companies will, nor will they permit any of their respective Affiliates or any of the managers, directors, officers, employees, advisors, representatives or agents to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material portion of the assets of any of the Blocker Companies or the Group Companies or any equity interests of the Blocker Companies or the Group Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Group Companies in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.

7.11    Title Commitments, Title Policies and Surveys. In the event requested by the Purchaser, the Sellers and the Group Companies shall reasonably cooperate and use commercially reasonable efforts to assist the Purchaser in obtaining, with respect to each parcel of Owned Property, (i) title commitments for owner’s and lender’s policies (if applicable) of title insurance (each, a “Title Commitment”) prepared by a national title insurance company acceptable to the Purchaser (“Title Company”), and (ii) certified ALTA/ACSM or other on-the-ground, staked, boundary survey maps of the Owned Properties, or any portion thereof, prepared by surveyors reasonably acceptable to the Purchaser and reflecting the matters disclosed on the Title Commitment related thereto; provided, however, that neither the Sellers, the Blocker Companies nor the Group Companies shall incur any liability or expense in connection with the foregoing and receipt of the foregoing or the title insurance described below shall not be a condition to Closing. If requested by the Purchaser no later than two (2) Business Days prior to the Closing, the Sellers, the Group Companies and the Blocker Companies, as applicable, shall deliver at the Closing with respect to each parcel of Owned Property:  an owner’s affidavit, in form and substance reasonably acceptable to the Title Company, customary transfer declarations (to the extent required by Applicable Law), and corporate authority documents reasonably required by the Title Company to issue basic (not extended coverage) owner’s policies of title insurance at or about the Closing, including any name change/conversion affidavit in recordable form, and, to the extent that the Purchaser is not obtaining title insurance, such affidavits and other evidence reasonably requested by the Title Company to issue the Purchaser a non-imputation endorsement to any existing owner’s policy.
7.12    Further Action. Each of the parties hereto shall use its respective reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transaction.
7.13    Financing Cooperation. In the event requested by the Purchaser, the Sellers, the Blocker Companies and the Group Companies shall, at the Purchaser’s sole cost and expense, take all commercially reasonable actions and do all things as reasonably requested by the Purchaser, that are within their control, to facilitate the Purchaser’s efforts to pledge any of the Group Companies’ and Blocker Companies’ assets as collateral to secure any indebtedness of the Purchaser or its Affiliates (provided such pledging of collateral, for the avoidance of doubt, shall not be effective prior to the Closing); provided, however, that such actions do not unreasonably interfere with the normal operations or employee relations of the Group Companies or the Blocker Companies; and, provided, further, that the Group Companies or the Blocker Companies shall not be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than reasonable out-of-pocket expenses subject to reimbursement by the Purchaser in accordance herewith) with respect to such matters.

7.14    Financial Statement Deliveries.
(a)    As soon as practicable after the date hereof, the Sellers’ Representative shall cause the Company to engage (after consultation with the Purchaser, at the Purchaser’s sole expense) an independent accounting firm in accordance with Section 7.14(b) to commence an audit of the consolidated financial statements of the Group Companies and the Blocker Companies, including a balance sheet and statements of income, cash flows and changes in stockholder’s equity, as of December 31, 2013 (the “Consolidated Financial Statements”).
(b)    The audit of the Consolidated Financial Statements described in Section 7.14(a) shall be conducted by Montgomery Coscia Greilich LLP or an accounting firm of national standing reasonably acceptable to the Purchaser and registered with the U.S. Public Company Accounting Oversight Board (“PCAOB”) and shall be conducted in accordance with GAAP. The engagement agreement or agreements for the audits of the Consolidated Financial Statements shall provide for (1) the Consolidated Financial Statements to satisfy the requirements of Regulation S X (17 C.F.R. Part 210) under the Securities Act of 1933 and the Securities Exchange Act of 1934, including the applicable requirements of Rule 3-05 of Regulation S-X and (2) the audit of the Consolidated Financial Statements to be conducted in accordance with PCAOB standards, with the audit report for the Consolidated Financial Statements to refer to PCAOB standards.
(c)    The Sellers shall provide reasonable access to such documentation and other information, and provide such assistance as is reasonably necessary, for any accounting firm responsible for reviewing and auditing the Consolidated Financial Statements to perform any audits or review provided for in this Section 7.14, including the execution and delivery of reasonable and customary representation letters to any such accounting firm (if and to the extent required by any such accounting firm).
7.15    Confidential Information. Each Seller acknowledges the confidential and proprietary nature of the Confidential Company Information and agrees, that from and after the Closing, such Seller shall: (i) keep the Confidential Company Information confidential and deliver promptly to the Purchaser, or immediately destroy at the Purchaser’s option, all embodiments and copies of the Confidential Company Information that are in such Seller’s possession; (ii) not use the Confidential Company Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Company Information to any Person, except with the Purchaser’s prior written consent or as otherwise required by Applicable Law (subject to the terms and conditions of this Section 7.15). This Section 7.15 shall not apply to that part of the Confidential Company Information that following the Closing (i) becomes generally available to the public, (ii) is independently developed or (iii) becomes known on a non-confidential basis from a third party source, in each case, other than as a result of a breach of this Section 7.15 by any of the Sellers. Confidential Company Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. If a Seller becomes compelled in any action or proceeding to make any disclosure that is prohibited by this Section 7.15, such Seller shall, to the extent legally permissible, provide the Purchaser with prompt notice of such compulsion so that the Purchaser may seek (at its sole expense) an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.15. In the absence of a protective order or other remedy, such Seller may disclose that portion (and only that portion) of the Confidential Company Information that, based upon the opinion of such Seller’s counsel, such Seller is legally compelled to disclose; provided, however, that such Seller shall use its reasonable best efforts to obtain written assurance that any Person to whom any Confidential Company Information is so disclosed shall accord confidential treatment to such Confidential Company Information. Nothing in this Section 7.15 shall diminish the protections and benefits under Applicable Law to which any trade secret of any of the Group Companies is entitled. If any information that the Purchaser, the Blocker Companies or any of the Group Companies asserts to be a trade secret under Applicable Law is found by a court of competent jurisdiction not to be such a trade secret, such information shall nonetheless be considered Confidential Company Information for purposes of this Section 7.15.

7.16    Lease Estoppels. The Company shall use commercially reasonable efforts to obtain and deliver to the Purchaser certificates of estoppel in a form and substance reasonably acceptable to the Purchaser from each third party (lessors, lessees, and sublessees, as applicable) to each Real Property Lease.
7.17    Physical Inventory. The Company shall conduct a physical inventory of the Group Companies on or about December 31, 2013 in a manner that is consistent with the Group Companies’ past practices, and the Purchaser shall be provided, with at least two (2) Business Days’ prior written notice, the opportunity to observe such physical inventory.
7.18    Dymatize Equity Plan Member Releases. Dymatize Equity Plan shall distribute the applicable portion of the Net Purchase Price that it receives at the Closing and any other consideration paid to it pursuant to this Agreement or any other Transaction Document following the Closing, in each case in accordance with the Waterfall Spreadsheet, to a member of Dymatize Equity Plan upon delivery by such member to Dymatize Equity Plan and the Purchaser of a release in the form attached as Exhibit B. Dymatize Equity Plan and Company shall request a signed copy of such release from each member of the Dymatize Equity Plan prior to the Closing Date and specify that the delivery of such release is a condition to the payments described in the immediately preceding sentence.
7.19    Transaction Bonuses. Notwithstanding anything to the contrary herein, the Company shall have the right to pay transaction bonuses to one or more Company Employees at, or at any time prior to, the Closing (each such payment, a “Transaction Bonus Payment”).
7.20    Company Employees. The Company shall, no earlier than ten (10) days prior to the Closing Date, deliver to the Purchaser an updated Schedule 3.13(a).
7.21    Post Funding Obligation. Prior to the Closing, Post shall fund the Purchaser with an amount of cash equal to the Gross Purchase Price. Thereafter, Post shall from time to time fund the Purchaser with an amount of cash necessary to permit the Purchaser to timely satisfy its obligations under this Agreement, including without limitation, its obligations to pay (i) any Net Closing Adjustment Amount payable to the Sellers pursuant to Section 2.3(g), (ii) any Earn-out Amount payable to the Sellers pursuant to Section 2.4(g) and (iii) any amounts required to be paid to the Sellers Indemnified Parties pursuant to Article IX.

7.22    Supreme Seller Earn-out. The Purchaser shall promptly provide the Sellers’ Representative with copies of any (i) Purchaser Earn-out Measurement Statement (as such term is defined in the Supreme APA) and any interim quarterly reports that are in each case delivered by Supreme to the Supreme Seller pursuant to Section 2.4(a) of the Supreme APA, (ii) notice delivered by the Supreme Seller to Supreme pursuant to Section 2.4(f) of the Supreme APA, and (iii) report delivered by the Accounting Referee (as such term is defined in the Supreme APA) to Supreme and the Supreme Seller pursuant to Section 2.4(g) of the Supreme APA. Further, neither the Company, Supreme, the Purchaser nor any of their respective Affiliates shall amend, modify or waive any provision of the Supreme APA (or cause any such amendment, modification, or waiver) in a manner that alters the earn-out rights and obligations thereunder (including, without limitation, Section 2.4 thereof and the defined terms referenced therein) without the prior written consent of the Sellers’ Representative.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions Precedent to Obligations of Each Party. The respective obligations of the Purchaser, the Sellers, the Blocker Companies and the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:
(a)    any applicable waiting period (and any extension thereof) under the HSR Act shall have been terminated or shall have expired; and
(b)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
8.2    Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in writing in whole or in part to the extent permitted by Applicable Law):
(a)    (i) The representations and warranties set forth in Section 3.1, Section 3.2, the second sentence of Section 3.4(a), the first sentence of Section 3.4(b), Section 3.5(a), the fourth sentence of Section 3.5(c), Section 4.1, Section 4.2, and the first sentence of Section 4.4(a) and Section 4.4(b) shall be true and correct on the Closing Date, and (ii) the other representations and warranties of the Company, the Blocker Companies and the Sellers set forth in this Agreement shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), when read without any exception or qualification for materiality or Material Adverse Effect except to the extent such failure of the other representations and warranties to be so true and correct, when taken as a whole, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    the Company, the Blocker Companies and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date;
(c)    the Purchaser shall have received a certificate executed and delivered by an officer of each of the Company, the Blocker Companies and the Sellers, in his or her respective capacity as such, dated as of the Closing Date, stating that the conditions set forth in Sections 8.2(a) and 8.2(b) that are applicable to such parties have been satisfied;
(d)    the Purchaser shall have received a certificate executed and delivered by an officer of each of the Company, the Blocker Companies and the Sellers, in his or her respective capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of the officers executing documents executed and delivered in connection herewith, (ii) copies of their respective organizational documents, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the votes of their respective corporate governing bodies, authorizing and approving the applicable matters contemplated hereunder;
(e)    Since the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect; and
(f)    the Purchaser shall have received the following items:
(i)    copies of executed payoff letters from each of the recipients of the amount of Estimated Indebtedness and the Blocker Company Indebtedness in form and substance reasonably satisfactory to Purchaser;
(ii)    written resignations of those directors or managers and officers of the Blocker Companies, the Company and the Company Subsidiaries that are identified by the Purchaser in writing to the Sellers’ Representative at least five (5) days prior to the Closing;
(iii)    certificates prepared in form and substance as required under Treasury Regulations Section 1.1445-2(b)(2)(ii) certifying that each of the Sellers is not a foreign person;
(iv)    resignation of the Company as manager of Dymatize Equity Plan; and
(v)    reaffirmation by each Seller of their respective release as contemplated by Section 13.9.
8.3    Conditions Precedent to Obligations of the Sellers, the Blocker Companies and the Company. The respective obligations of the Sellers, the Blocker Companies and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by such parties in whole or in part to the extent permitted by Applicable Law):

(a)    the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have, individually or in the aggregate, a material and adverse effect on the Purchaser’s ability to timely consummate the transactions contemplated hereby;
(b)    The Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;
(c)    the Company, the Blocker Companies and the Sellers shall have received a certificate executed and delivered by an officer of the Purchaser, in his or her capacity as such, dated as of the Closing Date, stating that the conditions set forth in Sections 8.3(a) and 8.3(b) that are applicable to such parties have been satisfied;
(d)    the Company, the Blocker Companies and the Sellers shall have received a certificate executed and delivered by an officer of the Purchaser, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of the officers executing documents executed and delivered in connection herewith, (ii) copies of their respective organizational documents, as applicable, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the votes of their respective corporate governing bodies, authorizing and approving the applicable matters contemplated hereunder; and
(e)    the Purchaser shall have complied in all respects with the payment obligations set forth in this Agreement (including without limitation Article II hereof) and the Sellers’ Representative shall have received evidence of the remittance of such payments.
ARTICLE IX
INDEMNIFICATION
9.1    Survival. All of the representations and warranties made by the parties herein or in any Transaction Document shall survive the Closing until the Escrow Release Date; provided, however, that the Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the statute of limitation period applicable to the matters covered thereby (as applicable, the “Expiration Date”); provided, further, however, that any written claim for indemnification setting forth with reasonable specificity the nature of such claim and an estimate of damages in respect of such claim that is submitted prior to the applicable Expiration Date in accordance with this Article IX shall survive such Expiration Date until such claim is finally resolved and satisfied. All covenants and agreements contained herein which by their terms are to be performed following the Closing (including the indemnification obligations set forth in this Article IX) shall survive the Closing until performed in accordance with their respective terms or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby.

9.2    Indemnification of the Purchaser Indemnified Parties. Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller (severally and not jointly and, in the case of Sections 9.2(a), 9.2(b), 9.2(c), 9.2(i), 9.2(j), 9.2(k) and 9.2(n) below, in proportion to its respective Pro Rata Percentage) agrees that the Purchaser Indemnified Parties shall be entitled to indemnification for any and all Losses (without duplication) that are suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(a)    any breach or inaccuracy of the representations or warranties made by the Company in this Agreement or any other any Transaction Document; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of Losses due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;
(b)    any breach of, or failure to perform, any covenant or agreement of the Company forth in any Transaction Document;
(c)    any Taxes that are imposed on, assessed against, or collected from a Purchaser Indemnified Party, the Company or a Company Subsidiary (or for which any of the Company or a Company Subsidiaries may otherwise be liable) that relate to any taxable period of the Company or a Company Subsidiary ending on or prior to the Closing Date or the portion of a Straddle Period ending on the Closing Date that are not included as a liability in Closing Net Working Capital. For the avoidance of doubt, Taxes imposed on, assessed against, or collected from a Purchaser Indemnified Party, the Company or a Company Subsidiary in respect of any taxable period of the Company or a Company Subsidiary ending on or prior to the Closing Date or the portion of a Straddle Period ending on the Closing Date include (A) all Taxes imposed on, assessed against, or collected from the Company or a Company Subsidiary with respect to any taxable period ending before the Closing Date; and (B) the amount of Taxes imposed on, assessed against, or collected from the Company or a Company Subsidiary, allocable to the portion of a Straddle Period ending on the Closing Date;
(d)    any Taxes that are imposed on, assessed against, or collected from any Blocker Company (or for which any of the Blocker Companies may otherwise by liable) that relate to any taxable period of any Blocker Company ending on or prior to the Closing Date or the portion of the Straddle Period ending on the Closing Date that are not included as a liability in Closing Net Working Capital. For the avoidance of doubt, Taxes imposed on, assessed against, or collected from any Blocker Company in respect of any taxable period of such Blocker Company ending on or prior to the Closing Date or the portion of a Straddle Period ending on the Closing Date include (A) all Taxes imposed on, assessed against, or collected from such Blocker Company with respect to any taxable period ending before the Closing Date; and (B) the amount of Taxes imposed on, assessed against, or collected from such Blocker Company, allocable to the portion of a Straddle Period ending on the Closing Date;

(e)    any breach of the representations or warranties made by such Seller in any Transaction Document; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of Losses due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;
(f)    any breach of, or failure to perform, any covenant or agreement of such Seller set forth in any Transaction Document;
(g)    any breach of the representations or warranties made by the Blocker Companies in any Transaction Document; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of Losses due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;
(h)    any breach of, or failure to perform, any covenant or agreement of the Blocker Companies set forth in any Transaction Document;
(i)    the matters set forth in Schedule 3.15;
(j)    any Indebtedness of any Group Company as of immediately prior to the Closing that is not deducted from the calculation of Net Purchase Price;
(k)    any Transaction Expenses that are not deducted from the calculation of Net Purchase Price;
(l)    any Liabilities of any Blocker Company (other than Indebtedness) as of immediately prior to the Closing or relating to the periods prior to the Closing that are not deducted from the calculation of Net Purchase Price;
(m)    any Indebtedness of any Blocker Company as of immediately prior to the Closing that is not deducted from the calculation of Net Purchase Price; or
(n)    any earn-out payments that are finally determined to be owed by Supreme to the Supreme Seller pursuant to Sections 2.4(b)(i) or 2.4(b)(ii) of the Supreme APA.
9.3    Indemnification of the Seller Indemnified Parties. Subject to the limitations set forth in this Article IX, from and after the Closing, the Purchaser agrees that the Seller Indemnified Parties shall be entitled to indemnification from the Purchaser for any and all Losses (without duplication) that are suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(a)    any breach of the representations or warranties made by the Purchaser in this Agreement or any other Transaction Document; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of Losses due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; or

(b)    any breach of, or failure to perform, any covenant or agreement of the Purchaser set forth in any Transaction Document.
9.4    Limitations on Indemnification.
(a)    The Purchaser Indemnified Parties shall not be entitled to indemnification from the Sellers in respect of any Losses for which recovery is sought pursuant to Sections 9.2(a)¸ 9.2(e) and 9.2(g) (in each case, other than with respect to breaches or inaccuracies of the Fundamental Representations or the Tax Representations), except to the extent the cumulative amount of such Losses exceeds one percent (1.0%) of the Gross Purchase Price (the “Deductible Amount”), whereupon the full cumulative amount of such Losses above the Deductible Amount shall be recoverable by the Purchaser Indemnified Parties in accordance with the terms of this Article IX. For avoidance of doubt, the Deductible Amount shall not apply to any claims under Sections 9.2(b), 9.2(c), 9.2(d), 9.2(f), and 9.2(h) through (n).
(b)    Except to the extent such Losses arise out of any fraud committed by the Sellers, (i) the Purchaser Indemnified Parties shall not be entitled to indemnification from the Sellers in respect of any Losses for which recovery is sought pursuant to Sections 9.2(a) (other than with respect to breaches or inaccuracies of the Fundamental Representations), 9.2(c), 9.2(d), 9.2(e) (other than with respect to breaches or inaccuracies of the Fundamental Representations), 9.2(g) (other than with respect to breaches or inaccuracies of the Fundamental Representations), 9.2(i) and 9.2(n) in excess of the sum of the Escrow Amount plus the finally determined Earn-out Amount pursuant to Section 2.4(g) (the “Aggregate Seller Indemnification Cap”); (ii) in no event shall any Seller be liable in the aggregate under Sections 9.2(a), 9.2(b), 9.2(c), 9.2(i), 9.2(j), 9.2(k) or 9.2(n) for any amount that would result in indemnification payments by such Seller to the Purchaser Indemnified Parties in excess of such Seller’s Pro Rata Percentage of such payment; and (iii) in no event shall any Seller be liable in the aggregate under Sections 9.2(a) through 9.2(n) for any amount that would result in indemnification payments by such Seller to the Purchaser Indemnified Parties in excess of the amount set forth opposite such Seller’s name in the Waterfall Spreadsheet under the heading “Purchase Price Allocable to Seller.” For the avoidance of doubt, the Aggregate Seller Indemnification Cap shall not apply to any claims with respect to breaches or inaccuracies of the Fundamental Representations under Sections 9.2(a), 9.2(e) or 9.2(g) or any claims under Sections 9.2(b), 9.2(f), 9.2(h), 9.2(j), 9.2(k), 9.2(l) or 9.2(m).
(c)    Notwithstanding anything herein to the contrary, from and after the time at which the Purchaser Indemnified Parties no longer have the right to recover indemnification payments against the Escrow Account or the finally determined Earn-out Amount in accordance with the terms and conditions of this Agreement, the Purchaser Indemnified Parties shall only be entitled to recover indemnifications payments (i) pursuant to Sections 9.2(d), 9.2(g), 9.2(h), 9.2(l) and 9.2(m), solely from the TA Funds and (ii) pursuant to Sections 9.2(e) and 9.2(f), solely from the Seller whose acts or omissions were the direct cause of the indemnifiable Losses, in each case, subject to the limitations set forth in this Article IX.

(d)    No representation or warranty of the Sellers, the Company or the Blocker Companies contained herein shall be deemed untrue or incorrect, and the Sellers, the Company and the Blocker Companies shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event which is disclosed in the Schedules in response to another representation or warranty contained in this Agreement so long as it is reasonably apparent from the face of such disclosure that such disclosure relates to the subject matter of such representation and warranty.
(e)    The Purchaser Indemnified Parties shall not make any claim for indemnification under this Article IX in respect of any matter, but limited to the dollar amount thereof, that is: (i) included in the statement of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Cash Equivalents or Estimated Transaction Expenses delivered by the Company; or (ii) otherwise taken into account in the calculation of any adjustment to the Gross Purchase Price pursuant to Section 2.3.
(f)    The Purchaser Indemnified Parties shall take, and shall cause the Company to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event which could reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent necessary to remedy the breach which gives rise to the Loss and using reasonable best efforts to pursue available remedies, contribution from or participation in any remedial action by third parties; provided Purchaser shall not be required to pay Taxes or file Tax Returns for which the Sellers’ Representative is responsible under this Agreement in order to mitigate penalties and interest with respect to such Taxes or Tax Returns.
(g)    The amount of any and all Losses eligible for indemnification under this Article IX shall be determined net of (i) any amounts actually recovered by an indemnified party under any insurance policies or otherwise with respect to such Losses; provided, however, that while the Purchaser is not responsible for obtaining insurance for any Losses, it shall use its commercially reasonable efforts to seek recovery for any such Losses from any of its or its Affiliates’ (including, without limitation, the Group Companies’) then-existing insurance policies and (ii) the value of any Tax benefit actually realized by an indemnified party to the extent such Losses give rise to deductible loss, credit or expense. If, subsequent to an indemnification payment by the indemnifying party, an indemnified party receives any Tax benefit, any amounts under applicable insurance policies or any other payment in respect of a Loss pursuant to which such indemnification payment was made, then such indemnified party shall promptly reimburse the indemnifying party for any payment made or expense incurred by such indemnifying party in connection with providing such indemnification payment in an amount equal to that which was received by the indemnified party until such time as the indemnifying party is fully reimbursed.
(h)    Notwithstanding anything to the contrary contained in this Article IX, no breach of any representation, warranty, covenant or agreement contained herein shall, in the absence of fraud, give rise to any right on the part of the Purchaser, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(i)    Any Loss for which the Purchaser Indemnified Parties are entitled to indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.
(j)    Notwithstanding anything to the contrary contained in this Agreement, no Seller shall have any obligation to indemnify or hold harmless the Purchaser from and against any Taxes of any Person (i) except with respect to breaches of Section 3.8(o), for any taxable period (or portion thereof) beginning after the Closing Date (or any other Losses related to any such Taxes), (ii) that are attributable to any transaction undertaken by the Purchaser, the Blocker Companies or the Group Companies occurring after the Closing, not including the Transaction, or (iii) except for breaches of Section 7.1(g), that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date, provided, however, that the foregoing shall not apply to the adoption of depreciation methods for, or the expensing of, property acquired by the Group Companies.
9.5    Indemnification Procedures.
(a)    In the event that any Action shall be instituted, or that any claim shall be asserted, by any Person in respect of which payment may be sought under this Article IX (an “Indemnification Claim”), the indemnified party shall promptly (but in any case within thirty (30) days of the indemnified party’s receipt of any assertion of an Indemnification Claim) cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this Article IX to be forwarded to the indemnifying party. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party is materially prejudiced by such delay or otherwise forfeits rights or defenses by reason of such failure. Except as provided below, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided, however, that the indemnifying party may not assume the defense of an Indemnification Claim if (i) the indemnifying party is a Seller, a reasonable assessment of the likely amount of such Indemnification Claim is in excess of the sum of (x) the amount of the funds then on deposit under the Escrow Agreement, (y) any finally determined Earn-out Amount pursuant to Section 2.4(g) and (z) any refunds for Taxes due to the Sellers pursuant to Section 7.9(d), or (ii) the Indemnification Claim seeks an injunction or equitable relief against any indemnified party. If, subject to the foregoing, the indemnifying party elects to defend against any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim at its own expense (which expenses shall be recoverable from time to time from the indemnifying party) without foregoing its right to indemnification pursuant to this Article IX. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Neither the indemnifying party nor the indemnified party may settle any Indemnification Claim which settlement obligates the other party to pay money, to specifically perform or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(b)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter. The Sellers’ Representative and the Purchaser shall give joint written instructions to the Escrow Agent to pay the Purchaser such amount from the Escrow Account.
9.6    Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Gross Purchase Price for federal, state, local and foreign income tax purposes.
9.7    Exclusive Remedy. Except in the case of fraud and except for equitable remedies as provided in Sections 10.2 and 13.13, from and after the Closing, the parties agree that the sole and exclusive remedy for (x) any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty contained in this Agreement or any Transaction Document and (y) any breach of, or failure to perform, any covenant or agreement contained in this Agreement or in any Transaction Document, shall in each case be indemnification in accordance with this Article IX.
9.8    No Contribution. Notwithstanding anything herein to the contrary, other than as set forth in Section 7.5, after the Closing no Seller shall have, and each hereby irrevocably waives, any claims, causes of action and rights to sue or seek contribution, reimbursement or indemnification against or from any of the Group Companies or Blocker Companies for any Losses incurred, suffered, paid, sustained or indemnified by the Sellers in connection with, arising out of, based upon, relating to or otherwise involving this Agreement.
9.9    Independent Significance. The parties intend that each representation, warranty, covenant and agreement contained in this Agreement has independent significance. If any party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.

ARTICLE X
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by mutual written consent of the parties hereto;
(b)    by either of the Sellers’ Representative, on the one hand, or the Purchaser, on the other hand, by written notice to the other if the consummation of the Transaction shall not have occurred on or before March 3, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Transaction to occur on or before such date;
(c)    by the Sellers’ Representative, if the Sellers, the Blocker Companies and the Company are not then in material breach of any terms of this Agreement, upon written notice to the Purchaser, upon a material breach of any representation, warranty or covenant of the Purchaser contained in this Agreement; provided, that such breach is not capable of being cured or has not been cured within fifteen (15) days after the giving of notice thereof by the Sellers’ Representative to the Purchaser, such that the conditions set forth in Sections 8.1 and 8.3 cannot be satisfied or cured prior to the Termination Date; and
(d)    by the Purchaser, if the Purchaser is not then in material breach of any terms of this Agreement, upon written notice to the Sellers’ Representative, the Company and the Blocker Companies upon a material breach of any representation, warranty or covenant of the Sellers, the Blocker Companies or the Company contained in this Agreement; provided, that such breach is not capable of being cured or has not been cured within fifteen (15) days after the giving of notice thereof by the Purchaser to the Sellers’ Representative, such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied or cured prior to the Termination Date.
10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, except as provided in Section 13.13, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto and their respective directors, managers, officers, employees, partners or equityholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 7.3 (Confidentiality), this Section 10.2, Section 11.3 (Indemnification of Sellers’ Representative), Section 13.2 (Expenses), Section 13.3 (Submission to Jurisdiction; Consent to Service of Process), Section 13.4 (Entire Agreement; Amendment; Waiver), Section 13.5 (Governing Law), Section 13.6 (Notices), Section 13.7 (Severability) and Section 13.8 (Binding Effect; Assignment); provided, however, that no such termination shall relieve any party hereto of any fraud or willful and material breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under law or equity.

ARTICLE XI
SELLERS’ REPRESENTATIVE
11.1    Appointment. The Sellers’ Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Sellers’ Representative. The Sellers’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including, without limitation, giving and receiving any notice or instruction permitted or required under this Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers’ Representative in connection with this Agreement, defending all disputes pursuant to Section 2.3 hereof (including, as applicable, effecting any required disbursements from the Sellers’ Representative Fund pursuant to Section 2.3(g)), dealing with the Purchaser under this Agreement, taking any all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as Sellers’ Representative.
11.2    Authorization.
(a)    The Sellers’ Representative shall have the authority to:
(i)    receive all notices or documents given or to be given to Sellers’ Representative pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
(ii)    engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby as the Sellers’ Representative may in its sole discretion deem appropriate; or
(iii)    after the Closing Date, take such action as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of the Purchaser contained in this Agreement or in any document delivered by the Purchaser pursuant hereto; (ii) taking such other action as the Sellers’ Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement; and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense or settlement of any claims for which indemnification is sought pursuant to this Article XI and any waiver of any obligation of the Purchaser.

(b)    Notwithstanding any provision herein to the contrary, the Sellers’ Representative is not an agent of the Sellers, and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement.
11.3    Indemnification of Sellers’ Representative. The Sellers’ Representative shall be indemnified by the Sellers (and not the Purchaser, the Blocker Companies or any of the Group Companies) for and shall be held harmless against any loss, liability or expense incurred by the Sellers’ Representative or any of its Affiliates and any of their respective partners, managers, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Sellers’ Representative’s conduct as Sellers’ Representative, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be first deducted from the Sellers’ Representative Fund and shall thereafter be individual obligations of the Sellers in proportion to each such Seller’s Pro Rata Percentage, which obligations may be satisfied as contemplated by Section 11.7. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to the Sellers or any other person. In no event shall the Sellers’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
11.4    Access to Information. The Sellers’ Representative shall receive the reasonable assistance of the Purchaser’s and the Company’s officers and employees for purposes of performing the Sellers’ Representative duties under this Agreement and exercising its rights under this Agreement.
11.5    Reasonable Reliance. In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
11.6    Removal of Sellers’ Representative; Authority of Sellers’ Representative. A majority-in-interest of the Sellers shall have the right at any time to remove the then-acting Sellers’ Representative to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery of a signed acknowledgment by the successor Sellers’ Representative to the Purchaser and the Company that the successor Sellers’ Representative accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative. For all purposes hereunder, a “majority-in-interest of the Sellers” shall be determined on the basis of each Seller’s share of the Net Purchase Price. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.

11.7    Expenses. The Sellers’ Representative shall be entitled to withdraw cash amounts held in the Sellers’ Representative Fund in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing its obligations under this Agreement. In the event that the Sellers’ Representative Fund is insufficient to cover the fees and expenses incurred by the Sellers’ Representative in performing its obligations under this Agreement, each of the Sellers shall be obligated to pay their share of any such deficiency in proportion to their respective Pro Rata Percentage.
11.8    Irrevocable Appointment. Subject to Section 11.6, the appointment of the Sellers’ Representative hereunder is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Article XI shall be effective and absolutely binding as the action of the Sellers’ Representative under this Agreement.
ARTICLE XII
DEFINITIONS
12.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:
“Acceleration Event” means the consummation during the Earn-out Measurement Period of (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s stock or assets (x) pursuant to which the Purchaser or its Affiliates receive consideration in excess of Four Hundred Five Million Dollars ($405,000,000), irrespective of whether the Company Gross Profit as of such time would have entitled the Sellers to an Earn-out Payment or (y) at which time the Company Gross Profit (projected on an annualized basis, based on the Acceleration Event Earn-out Statement and taking into account reasonable projections for such year) would have entitled the Sellers to an Earn-out Payment, irrespective of the amount of consideration received by the Purchaser or its Affiliates at such closing, (ii) a liquidation, dissolution or winding up of the Company, or (iii) the closing of the sale, transfer or other disposition of all or substantially all of the assets of Post, or the merger or consolidation of Post with or into another entity (other than (A) a merger or consolidation in which the direct or indirect holders of the equity interests of Post immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of such equity interests of Post or the surviving or acquiring entity or (B) transactions commonly referred to as “Reverse Morris Trust” transactions).
“Acceleration Event Earn-out Statement” has the meaning set forth in Section 2.4(j).
“Accounting Principles” means GAAP consistently applied, as modified by the accounting policies and exceptions described in Exhibit A.
“Accounting Referee” has the meaning set forth in Section 2.3(d).

“Acquisition Transaction” has the meaning set forth in Section 7.10.
“Action” means any action, lawsuit, appeal, claim, application, proceeding, or grievance of any kind brought against a Person in any local, state, federal or foreign forum or any arbitration or other alternative dispute resolution process.
“Actual 2014 Company Gross Profit Amount” means the amount of Company Gross Profit achieved by the Company during the Earn-out Measurement Period as finally determined pursuant to Section 2.4(e).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Seller Indemnification Cap” has the meaning set forth in Section 9.4(b).
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Applicable Law” shall mean any statute, Law, ordinance, executive order, rule, regulation, order, writ, judgment, injunction, decree or award issued, enacted or promulgated in any country or jurisdiction where a Group Company or a Blocker Company is subject to jurisdiction or does business or purchases, markets or sells ingredients or products, by any Governmental Body or any arbitrator, or any principle of common law, applicable to a Group Company or a Blocker Company or any of their respective products.
“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Blocker Companies” has the meaning set forth in the Preamble.
“Blocker Company Documents” has the meaning set forth in Section 4.2.
“Blocker Company Indebtedness” shall mean all of the indebtedness of the Blocker Companies, including but not limited to the indebtedness evidenced by the promissory notes issued by TA/DEI-A to certain of the Blocker Company Sellers pursuant to that certain Common Stock and Note Purchase Agreement, dated as of December 31, 2010, by and among the Company and certain of the TA Funds.
“Blocker Company Securities” has the meaning set forth in the Recitals.

“Blocker Company Sellers” shall collectively mean the TA Funds and Imperial.
“Business Day” means any day of the year other than Saturday or Sunday on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.
“Cash and Cash Equivalents” shall mean, as of the applicable date of determination, (i) all cash on hand and cash equivalents that are immediately convertible into cash, as determined in accordance with GAAP consistently applied, and (ii) security deposits not accounted for in the calculation of Net Working Capital; provided, however, that the calculation of Cash and Cash Equivalents shall specifically exclude any reduction for overdrafts, which shall be accounted for in the calculation of Net Working Capital.
“Causes of Action” has the meaning set forth in Section 13.9(a).
“CERCLA” means Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means Comprehensive Environmental Response, Compensation and Liability Information System.
“Claim” has the meaning set forth in Section 7.5(b).
“Class A Units” has the meaning set forth in Section 3.4(a).
“Class B Units” has the meaning set forth in Section 3.4(a).
“Class C Units” has the meaning set forth in Section 3.4(a).
“Class D Units” has the meaning set forth in Section 3.4(a).
“Closing” has the meaning set forth in Section 1.2.
“Closing Adjustments” has the meaning set forth in Section 2.3(b).
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Cash and Cash Equivalents” has the meaning set forth in Section 2.3(b).
“Closing Indebtedness” has the meaning set forth in Section 2.3(b).
“Closing Net Working Capital” has the meaning set forth in Section 2.3(b).
“Closing Statement” has the meaning set forth in Section 2.3(b).
“Closing Transaction Expenses” has the meaning set forth in Section 2.3(b).
“CNL” has the meaning set forth in Section 3.5(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” has the meaning set forth in Section 3.14(b).
“Company Cost of Goods Sold” shall be calculated in accordance with the principles set forth in Exhibit C.
“Company Documents” has the meaning set forth in Section 3.2.
“Company Employees” has the meaning set forth in Section 3.13.
“Company Gross Profit” means the amount, if any, by which the Company Net Revenue exceeds the Company Cost of Goods Sold for the Earn-out Measurement Period.
“Company Gross Profit Baseline Target” means an amount of Company Gross Profit equal to $77,000,000.
“Company Net Revenue” shall be calculated in accordance with the principles set forth in Exhibit D.
“Company Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 23, 2010, as amended.
“Company Pension Plan” has the meaning set forth in Section 3.14(c).
“Company Properties” has the meaning set forth in Section 3.9(a).
“Company Subsidiaries” has the meaning set forth in Section 3.5(a).
“Confidential Company Information” includes any of the following confidential, proprietary or secret information held or used by or relating to any of the Group Companies: (i) all information that is a trade secret; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software (including firmware and other software embedded in hardware devices), publicly undisclosed software code (including publicly undisclosed source, executable or object code), subroutines, interfaces and algorithms, and computer software, database technologies, systems, structures and architectures; and (iii) all information concerning the business and affairs of the Group Companies, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

“Confidentiality Agreement” has the meaning set forth in Section 7.3.
“Consolidated Financial Statements” has the meaning set forth in Section 7.14(a).
“Contingent Workers” has the meaning set forth in Section 3.13.
“Contract” means any written or oral contract, indenture, note, bond, lease, commitment or other agreement.
“Conversions” has the meaning set forth in Section 3.8(n).
“D&O Tail” has the meaning set forth in Section 7.5(d).
“Deductible Amount” has the meaning set forth in Section 9.4(a).
“Deficiency Notice” has the meaning set forth in Section 2.4(h).
“Dymatize Equity Plan” has the meaning set forth in the Preamble.
“Earn-out Amount” has the meaning set forth in Section 2.4(b).
“Earn-out Measurement Period” has the meaning set forth in Section 2.4(a).
“Earn-out Payment” has the meaning set forth in Section 2.4(a).
“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement currently in effect, in each case concerning worker health and safety and pollution, or relating to the protection of the environment or natural resources, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permits” has the meaning set forth in Section 3.17(a).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.5(a).
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means the escrow agreement to be entered into among the Purchaser, the Sellers’ Representative and the Escrow Agent for purposes of holding and applying the Escrow Amount on the Closing Date (in form and substance reasonably acceptable to both the Sellers’ Representative and the Purchaser).

“Escrow Amount” means five percent (5%) of the Gross Purchase Price.
“Escrow Release Date” means the date that is fifteen (15) months after the Closing Date.
“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.3(a).
“Estimated Closing Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.1.
“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Expiration Date” has the meaning set forth in Section 9.1.
“Fair Market Value Balance Sheet” has the meaning set forth in Section 7.9(f).
“FDA” has the meaning set forth in Section 3.20(a)(iv).
“FFDC Act” has the meaning set forth in Section 3.20(b)(i).
“Final Net Working Capital” means the Closing Net Working Capital: (i) as shown in the Closing Statement if no notice of disagreement with respect thereto is delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered: (A) as agreed by the Sellers’ Representative and the Purchaser pursuant to Section 2.3(d); or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.3(d).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Food and Drug Legal Requirement” means any Applicable Law, policy, regulation or procedure of the FDA or the FTC or other Governmental Bodies of the U.S. or other applicable jurisdiction, relating to the manufacture, labeling, promotion, sale, safety or efficacy of the products of the Company, the Company Subsidiaries or the Blocker Companies or their regulation.
“FTC” has the meaning set forth in Section 3.20(a)(iv).
“Fund Indemnitees” has the meaning set forth in Section 7.5(c).
“Fund Indemnitors” has the meaning set forth in Section 7.5(c).

“Fundamental Representations” means (a) with respect to any Seller, the Blocker Companies and the Group Companies, as applicable, the representations and warranties set forth in Section 3.2 (Authorization of the Agreement), Section 3.4 (Capitalization), Section 3.5(b) and 3.5(c) (Subsidiaries), Section 3.19 (Financial Advisors), Section 4.2 (Authorization of the Agreement), Section 4.4 (Capitalization), Section 4.7 (Financial Advisors), Section 5.1 (Authorization of the Agreement), Section 5.4 (Capitalization), Section 5.6 (Financial Advisors), and (b) with respect to the Purchaser, the representations and warranties set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement) and Section 6.6 (Financial Advisors).
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Good Manufacturing Practices (GMP)” means those rules promulgated by the FDA which establish the minimum required practices related to the manufacturing, packaging, labeling, or holding of dietary supplements.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Gross Purchase Price” has the meaning set forth in Section 2.1.
“Group Companies” means the Company and the Company Subsidiaries or any one or more of them.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Imperial” has the meaning set forth in the Preamble.
“Indebtedness” means, with respect to any or all of the Group Companies and the Blocker Companies, without duplication, and including any accrued and unpaid interest thereon: (A) the aggregate amount of outstanding indebtedness for borrowed money and indebtedness evidenced by notes, debentures, bonds; (B) all obligations for the reimbursement of any obligor on any letter of credit or banker’s acceptance to the extent such letters of credit or banker’s acceptances have been drawn upon; (C) all penalty payments, premiums, charges, make-whole fees, breakage fees, yield maintenance amounts and similar fees and expenses relating to the prepayment of any obligations of the types referred to in clauses (A) and (B) above (assuming prepayment in full immediately prior to the Closing); (D) obligations of the Group Companies and the Blocker Companies to pay the deferred purchase price of machinery and equipment, other than ordinary trade payables; (E) all obligations of the Group Companies and the Blocker Companies as a lessee under any lease of property (real or personal) which must be capitalized by such lessee under GAAP; (F) all Liabilities of others secured by a Lien on any asset owned by any of the Group Companies and the Blocker Companies, whether or not such Liability is assumed by any of the Group Companies and the Blocker Companies; and (G) all direct or indirect guaranties of any of the Group Companies and the Blocker Companies to or of any Liability of another Person, including any prepayment or break fee amounts, but excluding, for the avoidance of doubt, any intercompany payables of a Group Company or a Blocker Company to the extent owed to another Group Company or a Blocker Company; in all cases as measured as of immediately prior to the Closing.

“Indemnification Claim” has the meaning set forth in Section 9.5(a).
“Indemnified Parties” has the meaning set forth in Section 7.5(a).
“Intellectual Property” means all intellectual property rights (including without limitation trade secret rights) used in the operations all or any of the Group Companies and the Blocker Companies arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights registrations and applications therefor and (iv) registered URLs, (v) accounts with any social networking site including Facebook, and LinkedIn, (vi) email hosting accounts, (vii) Software and (viii) know-how, trade secrets, confidential information and Technology.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“IRS” means the Internal Revenue Service.
“Knowledge” means actual knowledge. The words “know,” “knowing” and “known” shall be construed accordingly. In the case of the Sellers or any Group Company, “Knowledge” means the actual knowledge of Timothy Batterson, Marc Mollere, Gregory Venner, Gary Wilks, Robert Wildman and Rick Zuroweste.
“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.
“Leased Properties” has the meaning set forth in Section 3.9(a).
“Liability” means any debt, liability, claim, damage, loss or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown) and including all costs and expenses relating thereto.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
“Losses” means losses, liabilities, obligations, damages, assessments, judgments, costs, penalties and expenses incurred by an indemnified party, including attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder; provided, however, that Losses shall not include punitive, exemplary, incidental, special or consequential damages of any kind (other than those resulting from a third party Indemnification Claim).

“Management Holdco” has the meaning set forth in the Preamble.
“Material Adverse Effect” means any occurrence, change, event or effect: (i) that has or would be reasonably expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Group Companies and Blocker Companies, taken as a whole, except that none of the following shall be considered in determining whether there has been a Material Adverse Effect: (A) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates or commodity prices; (B) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in any Applicable Law or GAAP) in or otherwise generally affecting industries in which a Group Company or a Blocker Company conducts its business; (C) the negotiation, execution or announcement of this Agreement and the consummation of the Transaction; (D) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars; (E) the taking of any action required by this Agreement; or (F) any change, effect or circumstance resulting from an action taken at the written request of the Purchaser; provided, however, that in the case of clauses (A), (B) and (D) any such changes shall nevertheless be considered as constituting or contributing to a Material Adverse Effect if any such change, individually or in the aggregate, has a disproportionate adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, relative to other companies operating in the same industry as the Group Companies and the Blocker Companies, or (ii) that materially and adversely affects the ability of the Company to consummate the Transaction.
“Material Contracts” has the meaning set forth in Section 3.12(a).
“MedWatch” means the FDA Safety Information and Adverse Event Reporting Program which, for dietary supplements, requires mandatory reporting of SAERs.
“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements, as defined in ERISA Section 3(37) or 4001(a)(3).
“Net Closing Adjustment Amount” means a positive or negative amount equal to the sum of (i) the Final Net Working Capital minus the Estimated Net Working Capital, plus (ii) Estimated Indebtedness minus the amount of Indebtedness as finally determined pursuant to Section 2.3(c) and/or 2.3(d), plus (iii) Estimated Transaction Expenses minus the amount of Transaction Expenses as finally determined pursuant to Section 2.3(c) and/or 2.3(d), plus (iv) Cash and Cash Equivalents as finally determined pursuant to Section 2.3(c) and/or 2.3(d) minus the Estimated Cash and Cash Equivalents.
“Net Purchase Price” has the meaning set forth in Section 2.1.

“Net Working Capital” means, the following, calculated in accordance with the Accounting Principles: (A) the combined current assets of the Group Companies and Blocker Companies, minus (B) the combined current liabilities of the Group Companies and Blocker Companies; provided, however, that Net Working Capital shall be adjusted to exclude: (i) any Cash and Cash Equivalents, (ii) any Transaction Expenses, (iii) Indebtedness, and (iv) current and deferred income Tax assets and Tax liabilities.
“New Dietary Ingredient” means a dietary ingredient that was not marketed in the United States in a dietary supplement before October 15, 1994. (See section 413(c) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 350b(c)).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Owned Intellectual Property” has the meaning set forth in Section 3.11(a).
“Owned Properties” has the meaning set forth in Section 3.9(a).
“Owned Technology” has the meaning set forth in Section 3.11(a).
“Payment Demand” has the meaning set forth in Section 13.14(c).
“PCAOB” has the meaning set forth in Section 7.14(b).
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Exceptions” means: (i) with respect to the Company Properties, all defects, exceptions, restrictions, easements, and rights of way disclosed in policies of title insurance which have been made available to the Purchaser prior to the date hereof, which do not, and would not, individually or in the aggregate, reasonably be expected to, materially impair (1) the marketability or value of the Company Property to which they relate or (2) the use and enjoyment of such Company Property to which they relate for the purposes for which such property is presently used; (ii) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable; (iv) title of a lessor under a capital or operating lease; (v) with respect to assets other than any Company Property, such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the current use of the asset affected thereby; and (vi) with respect to the Company Properties, such other imperfections in title and easements and restrictions of record which do not and would not, individually or in the aggregate, reasonably be expected to, materially impair (1) the marketability or value of the Company Property to which they relate or (2) the use and enjoyment of such Company Property to which they relate for the purposes for which such property is presently used.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Personal Property Leases” has the meaning set forth in Section 3.10.
“Post” has the meaning set forth in the Preamble.
“Pre-Closing Tax Returns” has the meaning set forth in Section 7.9(c).
“Pro Rata Percentage” means the percentage set forth opposite the name of each Seller in the Waterfall Spreadsheet under the heading “Pro Rata Percentage”.
“Purchased Blocker Securities” shall have the meaning set forth in the Recitals.
“Purchased Class C Units” shall have the meaning set forth in the Recitals.
“Purchased Class D Units” shall have the meaning set forth in the Recitals.
“Purchased Company Securities” shall have the meaning set forth in the Recitals.
“Purchased Securities” shall have the meaning set forth in the Recitals.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Documents” has the meaning set forth in Section 6.2.
“Purchaser Earn-out Statement” has the meaning set forth in Section 2.4(c).
“Purchaser Indemnified Parties” means the Purchaser and its directors, officers, employees, members, partners and equityholders and, after the Closing, the Group Companies and the Blocker Companies.
“Real Property Leases” has the meaning set forth in Section 3.9(a).
“Released Parties” has the meaning set forth in Section 13.9(a).
“Releasing Parties” has the meaning set forth in Section 13.9(a).
“Related Person” has the meaning set forth in Section 3.21(c).
“Securities Act” has the meaning set forth in Section 6.5.
“Seller Indemnified Parties” means the Sellers and their respective directors, officers, employees, members, partners and equityholders.
“Sellers” has the meaning set forth in the Preamble.
“Seller Documents” has the meaning set forth in Section 5.1.

“Sellers’ Representative” has the meaning set forth in Section 11.6.
“Sellers’ Representative Fund” means the account designated by the Sellers’ Representative to hold the Sellers’ Representative Fund Amount.
“Sellers’ Representative Fund Amount” means $250,000.
“Serious Adverse Events or SAERs” refers to the FDA MedWatch reports relating to those adverse events resulting in death, life threatening experience, an in-patient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, as well as reports relating to adverse events that require medical or surgical intervention to prevent one of the foregoing outcomes.
“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Straddle Period” has the meaning set forth in Section 7.9(e).
“Subsidiary” or “Subsidiaries” means any Person with respect to which a specified Person (or any Subsidiary thereof) owns a majority of the equity securities or other equity interests or has the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise has the power, directly or indirectly, to direct the business and policies of that Person.
“Supreme” has the meaning set forth in Section 3.5(a).
“Supreme APA” means that certain Asset Purchase Agreement, dated as of March 13, 2012, by and among the Company, Supreme, the Supreme Seller and Robert Chinery, Jr.
“Supreme Seller” means Supreme Protein, Inc., a New Jersey corporation.
“TA Funds” has the meaning set forth in the Preamble.
“TA/DEI-A” has the meaning set forth in the Preamble.
“TA/DEI-B1” has the meaning set forth in the Preamble.
“TA/DEI-B2” has the meaning set forth in the Preamble.
“TA/DEI-B3” has the meaning set forth in the Preamble.
“Target Net Working Capital Amount” means $33,500,000.

“Tax Basis Balance Sheet” has the meaning set forth in Section 7.9(f).
“Tax Representations” means, with respect to any Seller, the Blocker Companies and the Group Companies, as applicable, the representations and warranties set forth in Section 3.8 (Taxes) and Section 4.8 (Taxes).
“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means: (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever including any obligation or liability for the Tax liability of any other Person, whether based on contract, Law, inequity, or otherwise; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).
“Technology” means, collectively, all designs, formulae, recipes or ingredient mixes or concentrations, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or the Company Subsidiaries.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Title Commitment” has the meaning set forth in Section 7.11.
“Title Company” has the meaning set forth in Section 7.11.
“Transaction” has the meaning set forth in Section 1.1.
“Transaction Bonus Payments” has the meaning set forth in Section 7.19.
“Transaction Documents” means any documents, certificates, and instruments executed and delivered in connection with the Transaction, including this Agreement.
“Transaction Expenses” means: (i) all fees and expenses incurred by the Group Companies and the Sellers in connection with this Agreement and the Transaction Documents in respect of work performed prior to the Closing Date that are unpaid as of the Closing Date, including, without limitation, financial, investment banking, accounting and legal advisory fees and expenses, other professional fees and expenses, any transaction bonuses owing by the Company, the Company Subsidiaries, the Blocker Companies or any Seller in connection with the transactions contemplated hereby; (ii) all change of control, commission, bonus, retention, termination, severance and similar payments (including any Transaction Bonus Payment) that are payable directly or indirectly by any of the Group Companies to any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any payroll Taxes attributable thereto); and (iii) the D&O Tail premium; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Purchaser and its Affiliates (including, after the Closing, the Group Companies).

“Union” shall have the meaning set forth in Section 3.13(c).
“Units” has the meaning set forth in Section 3.4(a).
“UPA” means that certain Unit Purchase Agreement, dated December 23, 2010, by and among the Company, Management Holdco, the Blocker Companies, Theodore Casey, Michael Casid and Brad Cooke.
“Warning Letter” means any letter issued by the FDA notifying a party that, upon inspection, it has been found to be in violation of one or more FDA regulations, or any letter issued by the FTC notifying a party that it has been found to be in violation of one or more provisions of the FTC Act.
“Waterfall Spreadsheet” shall mean the dynamic Microsoft Excel spreadsheet posted to https://deloitte-us.firmex.com/projects/158/documents in the folder entitled “Waterfall Spreadsheet”, the form of which is attached hereto as Exhibit E.
ARTICLE XIII
MISCELLANEOUS
13.1    Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be split equally between the Purchaser and the Sellers.
13.2    Expenses. Unless otherwise provided herein, the Purchaser, the Company, the Sellers and the Blocker Companies will bear their owns costs and expenses (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Purchaser shall be solely responsible for all filing and other fees associated with the HSR Act and approval under any other Antitrust Laws.
13.3    Submission to Jurisdiction; Consent to Service of Process.
(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.6.
13.4    Entire Agreement; Amendment; Waiver. This Agreement (including the Schedules and Exhibits hereto), the Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company, the Sellers, the Blocker Companies and the Purchaser.
13.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and performed in such state, without giving effect to its choice of law or conflict of law rules.
13.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with confirmation of transmission) or Portable Document Format (PDF), in each case if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iii) upon delivery if sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Sellers’ Representative, to:
TA Associates Management, L.P.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Jeffrey Barber and William Christ
Facsimile: (617) 574-6728
with a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Jon Herzog
Facsimile: (617) 523-1231

If the Company, to:
Dymatize Enterprises, LLC
13737 N. Stemmons Fwy.
Farmers Branch, TX 75234
Attention: Gregory Venner
Facsimile: (972) 732-1771
with a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Jon Herzog
Facsimile: (617) 523-1231
If to the Purchaser, to:
Post Acquisition Sub III, LLC
c/o Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attention: Diedre Gray
Facsimile: (314) 646-7622

with a copy to:
Lewis, Rice & Fingersh, L.C.
600 Washington Ave; Suite 2500
St. Louis, Missouri 63101-1311
Attention: Tom W. Zook
Facsimile: (314) 621-7671

13.7    Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof; provided, however, if such severability will negate in any material respect any material terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and shall effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
13.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth in Section 7.5(c) and Section 7.8, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement including without limitation any Company Employee (other than the Company Employees set forth on Schedule 7.8, who shall each be deemed an express third party beneficiary of this Agreement solely with respect to the second sentence of Section 7.8 as it relates to their particular employment agreement set forth on Schedule 7.8) or any Contingent Worker. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers, the Blocker Companies or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Purchaser may assign or delegate, as applicable, any of its rights and obligations hereunder to any of its Affiliates, or in whole or in part through a collateral assignment to any lender providing financing in connection with the transactions contemplated hereby, in each case without the prior written consent of Sellers provided that Purchaser and Post shall remain liable for all of its obligations under this Agreement. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
13.9    Release.
(a)    For and in consideration of the amount to be paid to the Sellers under this Agreement, and the additional covenants and promises set forth in this Agreement, each of the Sellers, on behalf of themselves and their assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquit and forever discharge each of the Group Companies and the Blocker Companies and their respective officers, directors, managers, managing member, partners, general partners, limited partners, managing directors, members, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with a Group Company or a Blocker Company (including its present and former subsidiaries, parent entities or any predecessors-in-interest) or its rights or status as a member, officer, director, manager or managing member of any Group Company or any Blocker Company (collectively, for the purposes of this Section 13.9, “Causes of Action”); provided, however, that this release shall not affect or impair (i) any of the rights of the Releasing Parties or any obligations of the Released Parties to the Releasing Parties arising under this Agreement or in any of the Transaction Documents; (ii) if the Releasing Party is an employee of a Group Company or a Blocker Company as of the date hereof, any rights of the Releasing Parties to payments in respect of such Releasing Parties’ employment with a Group Company or a Blocker Company to the extent accrued for on the Closing Statement or (iii) the Releasing Parties’ rights to indemnification under a Group Company’s or a Blocker Company’s organizational documents or Applicable Law; provided, further, however, that this Section 13.9 shall not be construed as a release or discharge by the Blocker Companies of the obligations of the “Seller” or the “Beneficial Owners” (as such terms are defined in the UPA) under the UPA.

(b)    The Releasing Parties hereby represent to the Released Parties that the Releasing Parties (i) have not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intend to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.
(c)    The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, (i) asserting any Causes of Action, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Cause of Action, and this Agreement may be raised by any Released Party or Purchaser as an estoppel to any such claims, actions or proceedings; and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Released Party for contribution or indemnity or other relief from, over and against any Released Party or which otherwise results in a Released Party suffering or incurring any Losses, whether under common law, equity, statute, Contract or otherwise, with respect a Cause of Action. Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Releasing Parties shall indemnify and hold harmless each Released Party and Purchaser from and against all Losses whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of each Releasing Party or any of its Affiliates of any claim, action or proceeding or other matter which is, or is purported to be, a Cause of Action. It is the intention of Sellers and the Releasing Parties that the release described in this Section 13.9 be effective as a bar to each Cause of Action hereinabove specified. In furtherance of this intention Sellers and the Releasing Parties hereby expressly waive any and all rights and benefits conferred upon it by the provisions of Applicable Law with respect to any Cause of Action and expressly consents that the release described in this Section 13.9 shall be given full force and effect according to each and all of its express terms and provisions.
(d)    Each Seller shall deliver to the Purchaser at the Closing a release agreement in form reasonably satisfactory to the Purchaser re-affirming its obligations under this Section 13.9 and extending the coverage of the release for such Seller set forth in this Section 13.9 to include the period from the date hereof through and including the Closing and the Closing Date.
13.10    Non-Recourse. No past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Sellers, the Blocker Companies or the Company or any of their respective Affiliates (other than the Sellers) shall have any liability for any obligations or liabilities of the Sellers, the Blocker Companies or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.11    Counterparts. This Agreement may be executed in one or more counterparts (including by way of electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
13.12    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
(c)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    Including and Or. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive.
(h)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(i)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
13.13    Specific Performance; Remedies.
(a)    Each of the parties hereto acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, in addition to any other remedy to which such party is entitled at law or in equity, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Each party hereto further agrees that the seeking of the remedies pursuant to this Section 13.13 shall not constitute a waiver by either party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.
(b)    It is further agreed that, notwithstanding anything set forth in Section 13.3(a), the Sellers’ Representative (on behalf of the Sellers and on behalf of the Company) shall be entitled to seek an injunction, specific performance or other equitable remedy to specifically enforce the Purchaser’s obligations to effect the Closing and Post’s obligations to fund the Purchaser on the terms and conditions set forth herein only in the event that (A) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Purchaser to comply with its obligations to effect the Closing pursuant to the terms of this Agreement, and (B) the Sellers’ Representative (on behalf of the Sellers and on behalf of the Company) has irrevocably confirmed that if specific performance is granted, then the Closing will occur.

(c)    It is further agreed that, notwithstanding anything set forth in Section 13.3(a), the Purchaser and Post shall be entitled to seek an injunction, specific performance or other equitable remedy to specifically enforce the Sellers’, Company’s or Blocker Companies’ obligations to effect the Closing on the terms and conditions set forth herein only in the event that (A) all conditions in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Sellers, the Company or the Blocker Companies to comply with their respective obligations to effect the Closing pursuant to the terms of this Agreement, and (B) the Purchaser has irrevocably confirmed that if specific performance is granted, then the Closing will occur.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE PURCHASER:

POST ACQUISITION SUB III, LLC

By:	/s/ Robert V. Vitale
Robert V. Vitale, Vice President

POST:

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale, Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE COMPANY:

DYMATIZE ENTERPRISES, LLC

By:	/s/ Gregory Venner
Name: Gregory Venner
Title: President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE BLOCKER COMPANIES:

TA/DEI-A ACQUISITION CORP.

By:	/s/ Jeffrey S. Barber
Name: Jeffrey S. Barber
Title: Vice President

TA/DEI-B1 ACQUISITION CORP.

By:	/s/ Jeffrey S. Barber
Name: Jeffrey S. Barber
Title: Vice President

TA/DEI-B2 ACQUISITION CORP.

By:	/s/ Jeffrey S. Barber
Name: Jeffrey S. Barber
Title: Vice President

TA/DEI-B3 ACQUISITION CORP.

By:	/s/ Jeffrey S. Barber
Name: Jeffrey S. Barber
Title: Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE SELLERS:

TA XI, L.P.		TA STRATEGIC PARTNERS FUND II, L.P.

By:	TA Associates XI GP, L.P.	By:	TA Associates SPF II L.P.
Its:	General Partner	Its:	General Partner

By:	TA Associates, L.P.	By:	TA Associates, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Jeffrey S. Barber	By:	/s/ Jeffrey S. Barber
Title:	Managing Director	Title:	Managing Director

TA ATLANTIC AND PACIFIC VI L.P.		TA STRATEGIC PARTNERS FUND II-A L.P.

By:	TA Associates AP VI L.P.	By:	TA Associates SPF II, L.P.
Its:	General Partner	Its:	General Partner

By:	TA Associates, L.P.	By:	TA Associates, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Jeffrey S. Barber	By:	/s/ Jeffrey S. Barber
Title:	Managing Director	Title:	Managing Director

TA INVESTORS III, L.P.

By:	TA Associates, L.P.
Its:	General Partner

By:	/s/ Jeffrey S. Barber
Title:	Managing Director

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE SELLERS:

TA SUBORDINATED DEBT FUND II, L.P.

By:	TA Associates SDF II, L.P.
Its:	General Partner

By:	TA Associates, L.P.
Its:	General Partner

By:	/s/ Jeffrey S. Barber
Name:	Jeffrey S. Barber
Title:	Managing Director

TA SUBORDINATED DEBT FUND III, L.P.

By:	TA Associates SDF III GP, L.P.
Its:	General Partner

By:	TA Associates, L.P.
Its:	General Partner

By:	/s/ Jeffrey S. Barber
Name:	Jeffrey S. Barber
Title:	Managing Director

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE SELLERS’ REPRESENTATIVE:

TA ASSOCIATES MANAGEMENT, L.P.

By:	TA Associates, L.P.
Its:	General Partner

By:	/s/ Thomas P. Alber
Name:	Thomas P. Alber
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE SELLERS:

IMPERIAL CAPITAL, LLC

By:	/s/ Chris Shepard
Name: Chris Shepard
Title: Executive Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE SELLERS:

DYMATIZE MANAGEMENT HOLDINGS, INC.

By:	/s/ Ted Casey
Name: Ted Casey
Title: Chief Executive Officer

DYMATIZE ENTERPRISES EQUITY PLAN, LLC

By:	Dymatize Enterprises, LLC, its Manager

By:	/s/ Gregory Venner
Name: Gregory Venner
Title: President

[Signature Page to Securities Purchase Agreement]